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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ALEXANDRIA REAL ESTATE EQUITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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385 EAST COLORADO BOULEVARD SUITE 299 PASADENA, CA 91101 TEL: 626-578-0777 FAX: 626-578-0770

April 19, 2013

Dear Stockholder:

              You are invited to attend the 2013 Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc. to be held on Monday, May 20, 2013, at The Ritz-Carlton, Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292, at 11:00 a.m., Pacific Daylight Time.

              At this year’s meeting you will be asked to elect seven directors, consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending December 31, 2013, and consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe these matters. We urge you to read this information carefully.

              Your Board of Directors unanimously believes that election of its nominees as directors, ratification of the Audit Committee’s selection of our independent registered public accountants, and approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers are in the best interests of the Company and, accordingly, recommends a vote FOR election of the nominees as directors, FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants, and FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers.

              In addition to the formal business to be transacted at the meeting, management will report on the progress of our business and respond to comments and questions of general interest to stockholders.

              We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, however, it is important that your shares be represented and voted. You may authorize a proxy to vote your shares by completing the accompanying proxy card or by giving your proxy authorization via telephone or the Internet. Please read the instructions on the accompanying proxy card for details on giving your proxy authorization via telephone or the Internet.

              BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY AUTHORIZING A PROXY VIA TELEPHONE OR THE INTERNET, YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.

Sincerely,

Joel S. Marcus Chairman of the Board, Chief Executive Officer, and Founder

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on Monday, May 20, 2013

To the Stockholders of Alexandria Real Estate Equities, Inc.:

              NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), will be held on Monday, May 20, 2013, at The Ritz-Carlton, Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292, at 11:00 a.m., Pacific Daylight Time. At the annual meeting, stockholders will be asked:

    1.
    To elect seven directors to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualify.

    2.
    To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013.

    3.
    To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers, as described in the Proxy Statement.

    4.
    To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

              The Board of Directors of the Company has fixed the close of business on April 1, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

              All stockholders are cordially invited to attend the annual meeting in person. Stockholders of record as of the close of business on April 1, 2013, the record date, will be admitted to the annual meeting upon presentation of satisfactory identification. Stockholders who own shares of the Company’s common stock beneficially through a bank, broker, or other nominee will be admitted to the annual meeting upon presentation of satisfactory identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

              WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE RETURN YOUR PROXY (BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY AUTHORIZING A PROXY VIA TELEPHONE OR THE INTERNET) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. IF YOU OWN SHARES OF THE COMPANY’S COMMON STOCK BENEFICIALLY AND WANT TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU SHOULD CONTACT YOUR BROKER OR APPROPRIATE AGENT TO OBTAIN A LEGAL PROXY AND BRING IT TO THE ANNUAL MEETING IN ORDER TO VOTE.

By Order of the Board of Directors

Jennifer J. Pappas Secretary

Pasadena, California
April 19, 2013

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

2013 PROXY STATEMENT SUMMARY

              This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of Alexandria Real Estate Equities, Inc. (the "Company," "we," "our," or "us") on or about April 19, 2013.

 2012 Business Highlights (Page 30)

              In 2007, in response to deteriorating credit conditions, management initiated a strategic plan to improve our long-term capital structure, credit profile, cost of capital, and long-term valuation. Our long-term strategy centered on our transition from an unrated company to an investment-grade-rated company. Before the financial crisis, our leverage and credit profiles were reasonable for a company with a significant focus on ground-up development projects of Class A assets in urban/central business district locations (which cannot otherwise generally be acquired through purchase in these irreplaceable locations), and conversion of non-laboratory space to laboratory space through redevelopment in the best Class A urban/central business district submarkets for the broad and diverse life science industry. For example, based on traditional leverage calculations, as of December 31, 2008, the Company's debt to total market capitalization and net debt to gross assets were approximately 56% and 52%, respectively. In comparison, debt to total market capitalization and net debt to gross assets for our peer group (see page 47) as of December 31, 2008 were 54% and 47%, respectively. However, balance sheet leverage, credit profiles, and debt to EBITDA assumed heightened importance in our industry and it became imperative that the Company improve these metrics. Since 2007, the Company has executed on its strategic plan as described above. One measure of the success of these initiatives is that the Company is now able to issue investment-grade debt. As of December 31, 2012, the Company's debt to total market capitalization and net debt to gross assets improved to 38% and 38%, respectively, representing an improvement from 2008 of 18% and 13%, respectively. In comparison, our peer group only improved debt to total market capitalization and net debt to gross assets to 40% and 42%, respectively, representing an improvement from 2008 of 15% and 4%, respectively. Additionally, the Company has improved its net debt to adjusted EBITDA ratio from 8.6x as of December 31, 2008, to 7.3x as of December 31, 2012, representing an improvement of 15%. In comparison, our peer group improved this same metric by only 11% from 2008 through 2012. For information on the Company's net debt to gross assets and net debt to adjusted EBITDA, including definitions and reconciliations to the most directly comparable GAAP measures, see page 90 of the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 25, 2013 (the "2012 Form 10-K").

              2012 was a successful year for the Company, as it continued this long-term transformation. Specifically, the Company achieved the following successes:

 Balance Sheet Strength and Credit Profile

              The Company executed its strategy and accessed diverse sources of capital strategically important to its long-term capital structure, including sales of properties, secured construction loans, unsecured senior notes payable, unsecured senior line of credit, joint venture capital, preferred stock, and minimal issuance of common stock through its "at the market" common stock offering program. For example, during 2012, the Company:

  •
  Continued the disciplined execution of its asset recycling program to monetize selected non-strategic income-producing and non-income-producing assets as a source of capital in order to minimize the issuance of common equity;

  •
  Increased the percentage of investment-grade tenants to 47%, based on total annualized base rent;

  •
  Improved its fixed charge coverage ratio and unencumbered net operating income as a percentage of total net operating income;

  •
  Substantially extended its debt maturity profile; and

  •
  Increased its quarterly common stock dividend from the fourth quarter of 2011 to the fourth quarter of 2012 by approximately 14% and achieved a dividend payout ratio of 49% for the fourth quarter of 2012, allowing the Company to retain a significant amount of cash flows from operating activities for reinvestment into Class A urban/central business district development and redevelopment projects as well as provide increasing dividends in the future. The dividend payout ratio is the ratio of the absolute dollar amount of dividends on our common stock (shares of common stock outstanding on the respective record date multiplied by the related dividend per share) to funds from operations ("FFO") attributable to the Company's common shareholders on a diluted basis, as adjused.

Asset Recycling Program

              The Company continued the disciplined execution of its asset recycling program to monetize selected non-strategic income-producing and non-income-producing assets as a source of capital in order to minimize the issuance of common equity. The asset recycling program was a success in 2012, as the Company sold six properties outside of its core focus areas for an aggregate sales price of approximately $75.1 million and completed the sale of an additional six non-core properties in the first quarter of 2013 for an aggregate sales price of approximately $124.3 million. The proceeds from these sales were initially used to repay outstanding debt, followed by reinvestment into higher-value, Class A assets in urban "brain trust" life science cluster locations with proximity to major academic institutions.

Core Operating Results

              During 2012, the Company:

  •
  Generated a total stockholder return ("TSR") of 518% from its initial public offering on May 28, 1997, to December 31, 2012, assuming reinvestment of all dividends;

  •
  Increased total revenues by 7%, net operating income by 6%, and FFO by 3%;

  •
  Maintained a desirable client tenant base, where seven of its top ten client tenants (as of December 31, 2012) were investment-grade-rated and represented 24% of the Company's total annualized base rent, compared to an average of only 15% for its peer group;

  •
  Executed leases for 3.3 million rentable square feet, its second largest leasing year since the inception of the Company, including approximately 1.1 million rentable square feet related to development and redevelopment projects. From 2008 through 2012, the Company's compounded annual growth in leasing activity based on rentable square feet was 8.7% compared to 2.9% for its peer group. Additionally, during this same period, the Company's average growth in executed leases, based on rentable square feet, was 18.1%, compared to 6.6% for its peer group;

  •
  Achieved a 93.4% occupancy rate for its operating properties as of December 31, 2012. The Company achieved average occupancy of its operating properties as of December 31 of each year from 2008 to 2012 of approximately 94.3%. In comparison, the Company's peer group achieved an average occupancy of 91.4% over the same period;

  •
  Achieved consistently high operating margins from 2008 to 2012, averaging 73%, compared to 62% on average for its peer group;

  •
  Achieved average quarterly cash and GAAP same-property net operating income growth of 4.6% and 1.4%, respectively, from 2008 to 2012, while its peer group achieved average quarterly same-property net operating income performance on a cash and GAAP basis of only 2.3% and 1.6%, respectively; and

  •
  Increased its rentable square feet by 11% to 17.1 million.

              For information on the Company's net operating income, FFO, and same-property net operating income, including definitions and reconciliations to the most directly comparable GAAP measures, see pages 60 to 62 and 85 to 87 of the 2012 Form 10-K.

Value-Added Opportunities and External Growth

              During 2012, the Company:

  •
  Initiated approximately 1.4 million rentable square feet of new ground-up development and redevelopment projects, 42% pre-leased as of December 31, 2012;

  •
  Completed approximately 1.1 million rentable square feet of key development and redevelopment projects, with an average occupancy of 95.1%, and annualized base rent of approximately $38.8 million; and

  •
  Received LEED® Platinum Certification for one property, increasing our LEED certified properties to approximately 2.5 million square feet. Additionally, the Company has an additional 24 LEED certifications in progress, aggregating 4.4 million rentable square feet. Upon completion of these projects, 46% of our operating properties will be LEED certified.

 Performance Since Our Initial Public Offering on May 28, 1997

              The performance graph below compares the cumulative total return on the Company's common stock from the Company's initial public offering on May 28, 1997, to December 31, 2012, to the cumulative total return of the All Equity REIT Index prepared by the FTSE and NAREIT ("FTSE NAREIT All Equity REIT Index"), the Equity Office Index prepared by the FTSE and NAREIT ("FTSE NAREIT Equity Office Index"), the US REIT Office Index prepared by SNL Financial LC ("SNL US REIT Office Index"), the Russell 2000 Index, and the S&P 500 Index. The graph assumes that $100 was invested on May 28, 1997, in the Company's common stock, the FTSE NAREIT All Equity REIT Index, the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the Russell 2000 Index, and the S&P 500 Index, and that all dividends were reinvested. Based on the Company's performance from May 28, 1997 through December 31, 2012, this $100 investment would have grown to $617.87, representing a total return of 518%. The returns shown on the graph are not necessarily indicative of future performance.

              To the extent permitted under the Securities Exchange Act of 1934, as amended, the performance graph above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall the information in the graphs be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates the graphs by reference into a filing.

 Summary of Executive Compensation Program and Corporate Governance Changes During 2012

              The primary objectives of our executive compensation program are to reinforce key business initiatives and strategic goals, and to align pay with performance and long-term shareholder value creation. We are also committed to good corporate governance to ensure our program further aligns with shareholder interests and best competitive practice. In support of these objectives, we made the following changes to our executive compensation program in 2012:

  •
  Entered into a new employment agreement with Mr. Marcus that includes formulaic incentive compensation arrangements that link incentives to pre-established objective goals and eliminated various "problematic" pay practices

  •
  Increased stock ownership guidelines for senior executives and non-employee directors, and added mandatory share holding requirements for NEOs until guidelines are met

  •
  Adopted a clawback policy for NEOs allowing for the recoupment of cash and equity incentives in the event of a material financial restatement as a result of fraud or willful misconduct by an NEO

              Additionally, in 2013, we adopted anti-hedging and anti-pledging policies covering all officers, directors, and employees.

Critical Considerations Relating to the Company's Performance and Executive Compensation (Page 27)

              In order to fairly compensate our NEOs for continuing to advance our strategic plan, without the risk of being unduly penalized by the market in the short term, we believe our compensation program should not have an exclusive focus on TSR. Indeed, we believe that doing so could create a disincentive to our NEOs. Our NEOs receive a significant portion of total compensation in the form of at risk equity compensation to further align their interests with shareholders. We are confident that the consistent successful achievement of operational objectives, effective balance sheet management, and other key components of our business will over time translate into increased revenue, cash flows, and FFO. As this occurs, we anticipate that the benefits of the actions we are taking now will therefore be more fully reflected in the trading price of our common stock. Ultimately, the Board of Directors and the Committee believe long-term TSR will validate this link between actions taken today and long-term appreciation in stockholder value.

  •
  The compensation of our Chief Executive Officer, Joel S. Marcus, and our other NEOs is set by the highly experienced Compensation Committee of our Board of Directors (for purposes of this section, the "Committee"), based on a performance-oriented philosophy and utilizing a predominantly pay-for-performance approach.

  •
  We are a unique, niche-focused company, concentrating principally on the ownership and operation of life science laboratory space and science-driven cluster development. We are the leading provider in the United States of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry. We were the first and are the largest publicly traded life science REIT.

  •
  Our client tenants include academic medical centers, non-profit research institutions, multinational pharmaceutical companies, biotechnology companies, government research agencies, medical device companies, industrial biotechnology companies, life science product and service companies, and a wide range of other life science-related entities. Leading the Company requires a unique set of talents, skills, expertise, and experience that is not required by many of our peers and would be extremely difficult to replicate and/or replace. For example, our leadership team is required to have expertise not just in the real estate industry but also in the life science industry. We are the only REIT to employ scientists to furnish in-depth research and commentary on the life science industry and provide credit underwriting of our client tenants.

  •
  Mr. Marcus has been our Chief Executive Officer since our initial public offering in May 1997 and is the only REIT Chief Executive Officer who had experience in the life science industry prior to his becoming Chief Executive Officer. Since that time, Mr. Marcus has developed and deployed unique skills, expertise, and experience that have enabled the Company to become the leader in the life science real estate industry. We believe that our success since our initial public offering has been a direct result of his leadership. Among our peer group, Mr. Marcus is the chief executive officer with the second longest tenure and was instrumental in the formation, financing, and operations of the Company prior to our initial public offering. Including the time prior to our initial public offering, Mr. Marcus has helped lead the Company for over 18 years.

  •
  In December 2008, after the beginning of the financial crisis, Mr. Marcus voluntarily offered to reduce his base salary by approximately one-third from its 2008 level of $750,000 in order to demonstrate an appropriate "tone at the top" during the financial crises and top-level commitment to stringent cost controls. Accordingly, the Committee reduced his 2009 base salary to $500,000.

  •
  In 2007, in response to deteriorating credit conditions, management initiated a strategic plan to improve our long-term capital structure, credit profile, cost of capital, and long-term valuation. Our long-term strategy centered on our transition from an unrated company to an investment-grade-rated company. Before the financial crisis, our leverage and credit profiles were reasonable for a company with a significant focus on ground-up development projects of Class A assets in urban/central business district locations (which cannot otherwise generally be acquired through purchase in these irreplaceable locations), and conversion of non-laboratory space to laboratory space through redevelopment in the best Class A urban/central business district submarkets for the broad and diverse life science industry. For example, based on traditional leverage calculations, as of December 31, 2008, the Company's debt to total market capitalization and net debt to gross assets were approximately 56% and 52%, respectively. In comparison, debt to total market capitalization and net debt to gross assets for our peer group as of December 31, 2008 were 54% and 47%, respectively. However, balance sheet leverage and credit profiles, and debt to EBITDA assumed heightened importance in our industry and it became imperative that the Company improve these metrics. Since 2007, the Company has executed on its strategic plan as described above. One measure of the success of these initiatives is that the Company is now able to issue investment-grade debt. As of December 31, 2012, the Company's debt to total market capitalization and net debt to gross assets improved to 38% and 38%, respectively, representing an improvement from 2008 of 18% and 13%, respectively. In comparison, our peer group only improved debt to total market capitalization and net debt to gross assets to 40% and 42%, respectively, representing an improvement from 2008 of 15% and 4%, respectively. Additionally, the Company has improved its net debt to adjusted EBITDA ratio from 8.6x as of December 31, 2008, to 7.3x as of December 31, 2012, representing an improvement of 15%. In comparison, our peer group improved this same metric by only 11% from 2008 through 2012. For information on the Company's net debt to gross assets and net debt to adjusted EBITDA, including definitions and reconciliations to the most directly comparable GAAP measures, see page 90 of the 2012 Form 10-K.

  •
  Throughout 2011 and continuing into 2012, Mr. Marcus and the Company, in consultation with the Committee, held several hundred meetings with institutional stockholders to solicit input regarding the Company's executive compensation and to study potential changes to the Company's compensation program. As a result of the stockholder commentary received during this outreach, Mr. Marcus and the Company agreed to several very significant changes to his employment arrangements, resulting in an Amended and Restated Employment Agreement, executed in April 2012 (the "2012 Employment Agreement"), that further aligns his compensation with both corporate and individual performance, and incorporates revisions in line with current best practices.

  •
  The 2012 Employment Agreement, effective January 1, 2012, eliminates significant benefits to which Mr. Marcus was contractually entitled in his previous employment agreement entered into over a decade ago, when many of these features were prevalent and thus competitively necessary. These former benefits included tax gross-ups on future awards of stock and future vesting of restricted stock, automatic renewals, and guaranteed bonuses. The 2012 Employment Agreement includes a new formulaic cash bonus program and a formulaic two-pronged long-term incentive program that incorporates both performance and time-based awards, as well as other modifications described in detail under "Changes to Executive Compensation Program—Amended and Restated Employment Agreement with our CEO."

  •
  The Committee set Mr. Marcus's compensation for 2012 in order to reward him for his, and therefore the Company's, consistently strong performance and to encourage him to remain with the Company in order to continue his outstanding performance, from which our stockholders have continued to benefit, over the nearly 16 years since the Company's initial public offering.

  •
  Mr. Marcus's compensation package for 2012 was heavily weighted toward at-risk elements, which accounted for approximately 84% of his total compensation in 2012.

  •
  The Company has exhibited outstanding performance in many important measures, including the following:

  °
  approximately 518% TSR since the Company's initial public offering;

  °
  achievement of all key operating and balance sheet management initiatives for 2012 presented on the Company's investor day in December 2011;

  °
  executing balance sheet management and its capital plan and raising various sources of funds critical to its long-term capital structure, and minimizing the issuance of common equity to $97.9 million;

  °
  increasing revenues, net income, and FFO, and 14 consecutive years of positive GAAP rental rate increases on lease renewals and re-leasing of space; and

  °
  consistently high operating margins: 70% as of December 31, 2012, and 73% on average as of December 31 for each of the five years in the period ended December 31, 2012.

  •
  Growth in operating results for REITs is generally captured in the operating performance metrics, including FFO per share, adjusted funds from operations ("AFFO") per share, and TSR. Our strategic objectives have been focused in recent years, including in 2012, on steps to grow our operating results while also improving our long-term capital structure, credit profile, cost of capital, and long-term valuation. An exclusive focus on short-term FFO per share, AFFO per share, and TSR overlooks the importance of improvements in the Company's credit profile and lower cost of capital that we believe will generate higher value for both the Company and its stockholders over both short- and longer-term time horizons.

  •
  Thus, 2012 was successful in both operating performance and balance sheet management. Furthermore, we are confident that the improvement to our balance sheet leverage, credit profile, and long-term cost of capital will be instrumental in achieving long-term stockholder value. However, we recognize that often the marketplace has a "prove it" mindset and many of our decisions may initially result in a decrease in our share price. Nevertheless, we are committed to our long-term objectives regardless of any resulting short-term pressure on trading price of our common stock. In order to fairly compensate our NEOs for continuing to advance our strategic plan, without the risk of being unduly penalized by the market in the short term, we believe our compensation program should not be exclusively focused on TSR. Indeed, we believe that such a focus could create a disincentive to our NEOs. Our NEOs receive a significant portion of total compensation in the form of at risk equity compensation to further align their interests with shareholders. We are confident that the consistent successful achievement of operational objectives, effective balance sheet management, and other key components of our business will over time translate into increased revenue, cash flows, and FFO per share. As this occurs, we anticipate that the merits of the actions we are taking now will be more fully reflected in the stock price. Ultimately, the Board of Directors and the Committee believe long-term TSR will validate this link between actions taken today and long-term appreciation in stockholder value.

 2013 Annual Meeting of Stockholders

Attending the Meeting
Date and Time	Monday, May 20, 2013
11:00 a.m., Pacific Daylight Time
Location	The Ritz-Carlton, Marina del Rey 4375 Admiralty Way Marina del Rey, California 90292
Voting	Only holders of the Company's common stock of record as of the close of business on April 1, 2013, the record date for stockholders entitled to notice of and to vote at the annual meeting, will be entitled to notice of and to vote at the annual meeting. Each share of common stock entitles its holder to one vote.

Voting Procedures for Beneficial Owners
Vote on the Internet	Access "www.proxyvote.com" and follow the on-screen instructions. Vote online until 11:59 p.m., Eastern Daylight Time, on May 19, 2013.
Vote by Telephone	Call toll-free 1-800-454-8683 in the U.S. from any touch-tone telephone and follow the instructions. Vote by telephone until 11:59 p.m., Eastern Daylight Time, on May 19, 2013.
Vote by Mail	Sign, date, and mail your voting instructions in the envelope provided as soon as possible.
Vote in Person	Beneficial stockholders who own shares of the Company's common stock through a bank, broker, or other nominee will be admitted to the meeting upon presentation of satisfactory identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. In order to vote at the meeting, a valid proxy signed by the holder of record must be presented.

Voting Procedures for Registered Stockholders
Vote on the Internet	Access "www.voteproxy.com" and follow the on-screen instructions. Vote online until 11:59 p.m., Eastern Daylight Time, on May 19, 2013.
Vote by Telephone	Call toll-free 1-800-PROXIES (1-800-776-9437) in the U.S. or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Vote by telephone until 11:59 p.m., Eastern Daylight Time, on May 19, 2013.
Vote by Mail	Sign, date, and mail your proxy card in the envelope provided as soon as possible.
Vote in Person	Vote your shares in person by attending the annual meeting.

 Proposals Requiring Stockholder Votes

Proposal Number One—Election of Directors (Page 14)

              Stockholders will be asked to elect seven directors, who will constitute the full board of directors of the Company (the "Board of Directors"). Each elected director will hold office until the next annual meeting of stockholders and until the director's successor is duly elected and qualifies. An affirmative vote of a majority of the total votes cast "for" or withheld as to a nominee for director is required for the election of the nominee as a director. The Board of Directors unanimously recommends a vote FOR each of the named nominees.

              The following table provides summary information about our seven nominees for director, each of whom currently serves on our Board of Directors.

Name	Age	Director Since	Independence Status (1)	Occupation	Committee Memberships	Other Public Company Boards
Joel S. Marcus	65	1994	No (Employed by the Company)	Chairman of the Board, Chief Executive Officer, and President of the Company	—	—
Richard B. Jennings	69	1998	Yes	President of Realty Capital International LLC	Audit, Nominating & Governance, Compensation (Chair)	National Retail Properties, Inc.
John L. Atkins, III	69	2007	Yes	Chairman and Chief Executive Officer of O'Brien/Atkins Associates, PA	Nominating & Governance (Chair), Compensation	—
Maria C. Freire	59	2012	Yes	President and Executive Director of the Foundation for National Institutes of Health	Nominating & Governance	—
Richard H. Klein	57	2003	Yes	Independent Business Consultant	Audit (Chair), Nominating & Governance, Compensation	—
James H. Richardson	53	1999	No (Consultant to the Company; Former President of the Company)	Senior Management Consultant to the Company	—	—
Martin A. Simonetti	55	2005	Yes	President, Chief Executive Officer, and Director of VLST Corporation	Audit, Nominating & Governance	—
(1)
Independence is determined in accordance with the applicable New York Stock Exchange listing standards.

 Proposal Number Two—Ratification of Appointment of Independent Registered Public Accountants (Page 80)

              The Audit Committee has appointed Ernst & Young LLP to be the Company's independent registered public accountants for the year ending December 31, 2013. Stockholders will be asked to consider and vote upon the ratification of the appointment of Ernst & Young LLP. The Board of Directors unanimously recommends a vote FOR Proposal Number Two.

Proposal Number Three—Non-binding, Advisory Vote on Executive Compensation (Page 81)

              Stockholders will be asked to consider and vote upon, on a non-binding, advisory basis, the following resolution to approve the compensation of the Company's named executive officers as disclosed in this Proxy Statement:

    "RESOLVED, that the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED by the stockholders of the Company.”

              The affirmative vote of a majority of the votes cast on the matter will be required to adopt this resolution. The Board of Directors unanimously recommends a vote FOR Proposal Number Three.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held on
Monday, May 20, 2013

General Information

              This Proxy Statement is provided to the stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company,” “we,” “our,” or “us”), to solicit proxies, in the form enclosed, for exercise at the Annual Meeting of Stockholders of the Company to be held on Monday, May 20, 2013, at The Ritz-Carlton, Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292, at 11:00 a.m. Pacific Daylight Time, and any postponement or adjournment thereof. The Board of Directors of the Company (the “Board of Directors”) knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about April 19, 2013.

              At the annual meeting, stockholders will be asked:

    1.
    To elect seven directors to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualify.

    2.
    To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013.

    3.
    To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers, as described in this Proxy Statement.

    4.
    To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Solicitation

              This solicitation is made by mail by the Board of Directors. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, telephone, fax, in person, or other means, by the directors, officers or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation. In addition, the Company has engaged MacKenzie Partners, Inc., a firm specializing in proxy solicitation, to solicit proxies, and assist in the distribution and collection of proxy materials for an estimated fee of approximately $15,000. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”).

Voting Procedures

              Only holders of Common Stock of record as of the close of business on April 1, 2013, the record date for stockholders entitled to notice of and to vote at the annual meeting, will be entitled to notice of and to vote at the annual meeting. A total of 63,741,387 shares of Common Stock were issued and outstanding as of the record date. Each share of Common Stock entitles its holder to one vote. Cumulative voting of shares of Common Stock is not permitted.

              The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting will be necessary to constitute a quorum to transact business at the meeting. Stockholders who instruct their proxy to “abstain” on a matter will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, a nominee will be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast “for” or withheld as to such nominee, and the affirmative vote of a majority of the votes cast will be required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants and adopt a resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes (proxies that are uninstructed on one or more proposals and are submitted by banks, brokers, or other nominees who lack discretionary authority to vote on a proposal, under applicable securities exchange rules, absent instructions from the beneficial owner of shares of stock) will have no effect on the election of directors, the ratification of the appointment of Ernst & Young LLP, or the non-binding advisory stockholder vote on the compensation of our named executive officers.

              Shares represented by properly executed proxies in the form enclosed, or authorized by telephone or the Internet in accordance with instructions on such form, that are timely received by the Secretary of the Company and not revoked will be voted as specified on the proxy. If no specification is made on a properly authorized and returned proxy, the shares represented thereby will be voted FOR the election of each of the seven nominees for director named in this Proxy Statement, FOR ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accountants of the Company, and FOR approval of the compensation of the Company’s named executive officers. If any other matters properly come before the annual meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

              If you hold your shares of Common Stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.

Revocability of Proxies

              Stockholders may revoke a proxy at any time before the proxy is exercised. Stockholders of record may revoke a proxy by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company, by authorizing a later proxy by telephone or the Internet in accordance with the instructions on the enclosed form, or by voting in person at the annual meeting. Stockholders who own shares of Common Stock beneficially through a bank, broker, or other nominee should follow the instructions provided by their bank, broker, or other nominee to change their voting instructions.

 PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

              Stockholders will be asked at the annual meeting to elect seven directors, who will constitute the full Board of Directors. Each elected director will hold office until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, proxies will be voted for the election of the person, if any, designated by the Board of Directors to replace the unavailable nominee.

              Stockholders may withhold authority to vote their shares for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY FOR ALL NOMINEES on the proxy card, or (ii) any one or more of the individual nominees, by following the instructions on the proxy card.

              The following seven persons have been nominated by the Board of Directors for election to the Board of Directors: Joel S. Marcus, Richard B. Jennings, John L. Atkins, III, Maria C. Freire, Richard H. Klein, James H. Richardson, and Martin A. Simonetti. All of the nominees are incumbent directors. Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote and Board of Directors Recommendation

              An affirmative vote of a majority of the total votes cast “for” or withheld as to a nominee for director at the annual meeting is required for the election of the nominee as a director.

              The Board of Directors unanimously recommends a vote FOR each of the named nominees.

 BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

              The following sets forth certain information concerning the Board of Directors and executive officers of the Company. In addition to the information presented below regarding each nominee’s specific experience, expertise, qualifications, attributes, and skills that led the Company’s Board of Directors to the conclusion that he or she should serve as a director, the Company also believes that all of its director nominees and executive officers have reputations for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its Board of Directors.

Name	Age	Position
Joel S. Marcus	65	Chairman of the Board, Chief Executive Officer, and President
Dean A. Shigenaga	46	Chief Financial Officer, Executive Vice President, and Treasurer
Stephen A. Richardson	52	Chief Operating Officer and Regional Market Director – San Francisco Bay Area
Peter M. Moglia	46	Chief Investment Officer
Thomas J. Andrews	52	Executive Vice President – Regional Market Director – Greater Boston
Daniel J. Ryan	47	Executive Vice President – Regional Market Director – San Diego and Strategic Operations
Richard B. Jennings	69	Lead Director
John L. Atkins, III	69	Director
Maria C. Freire	59	Director
Richard H. Klein	57	Director
James H. Richardson	53	Director
Martin A. Simonetti	55	Director

              Joel S. Marcus has served as Chairman of the Board of Directors since May 2007, Chief Executive Officer since March 1997, President since February 2009, and a director since the Company’s inception in 1994. Mr. Marcus co-founded Alexandria Real Estate Equities, Inc. in 1994, Alexandria Venture Investments in 1996, and the annual Alexandria Summit™ in 2011. From 1986 to 1994, Mr. Marcus was a partner at the law firm of Brobeck, Phleger & Harrison LLP, specializing in corporate finance and capital markets, venture capital, and mergers and acquisitions. From 1984 to 1994, he also served as General Counsel and Secretary of Kirin-Amgen, Inc., a joint venture that financed the development of, and owned patents to, two multi-billion dollar genetically engineered biopharmaceutical products. Mr. Marcus was formerly a practicing certified public accountant and tax manager with Arthur Young & Co. specializing in the financing and taxation of REITs. He received his undergraduate and Juris Doctor degrees from the University of California, Los Angeles. Mr. Marcus serves on the boards of the Accelerator Corporation, of which he was one of the original architects and co-founders, Foundation for the National Institutes of Health (“FNIH”), Intra-Cellular Therapies, Inc., Multiple Myeloma Research Foundation (“MMRF”), and the Partnership for New York City. Mr. Marcus received the Ernst & Young 1999 Entrepreneur of the Year Award (Los Angeles – Real Estate). Mr. Marcus served on the Board of Trustees of PennyMac Mortgage Investment Trust, a publicly traded mortgage REIT, from August 2009 to August 2012.

              Mr. Marcus’s qualifications to serve on the Company’s Board of Directors include his over 38 years of experience in the real estate and life sciences industries, including his 15 years of operating experience as the Company’s Chief Executive Officer, 18 years of experience as a director of the

Company, and four years of experience prior to the Company’s initial public offering as the Company’s Chief Operating Officer. He was also Vice Chairman of the Company’s Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors.

              Dean A. Shigenaga has served as Executive Vice President since May 2012, Treasurer since March 2008, Chief Financial Officer since December 2004, Senior Vice President from April 2007 to May 2012, Vice President and Acting Chief Financial Officer from August 2004 to December 2004, Vice President from July 2002 to August 2004, and Assistant Vice President from December 2000 to July 2002. Prior to joining the Company, Mr. Shigenaga was an Assurance and Advisory Business Services Manager in Ernst & Young LLP’s real estate practice. In his role at Ernst & Young LLP, from 1993 through 2000, Mr. Shigenaga provided assurance and advisory services to several publicly traded real estate investment trusts, over a dozen private real estate companies, and many other public and private companies. In addition to providing audit and attestation services, Mr. Shigenaga assisted clients with services related to initial public offerings, follow-on offerings, debt offerings, and technical research. Mr. Shigenaga is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Shigenaga received his Bachelor of Science degree in Accounting from the University of Southern California.

              Stephen A. Richardson has served as Chief Operating Officer and Regional Market Director – San Francisco Bay Area since October 2011. Mr. Richardson previously served as the Company’s Executive Vice President/Regional Market Director – San Francisco Bay Area from January 2011 to October 2011, and Senior Vice President/Regional Market Director – San Francisco Bay Area from July 2005 to January 2011, where he was responsible for the management of the Company’s San Francisco Bay Area region asset base and operations. From February 2000 to January 2011, Mr. Richardson served the Company as a Vice President. Prior to joining the Company, Mr. Richardson served as a Director of CellNet Data Systems from 1993 to 2000, where he was responsible for negotiating large-scale technology transactions and aggregating a national footprint of wireless spectrum. From 1983 to 1993, Mr. Richardson served as a Director of Marketing and Leasing of Paragon Group, a national real estate development company and as real estate broker with Schneider Commercial Real Estate, serving the greater Silicon Valley market. Mr. Richardson is a member of the board of directors of BayBio, a non-profit trade association serving the life science industry in Northern California, a member of the California Healthcare Institute, a public policy research and advocacy organization for California’s biomedical industry, and a member of the Bay Area Council, a business-sponsored, public policy advocacy organization for the nine-county San Francisco Bay Area. Mr. Richardson received his Master of Business Administration degree from Santa Clara University and his Bachelor of Arts degree in Economics and Literature from Claremont McKenna College.

              Peter M. Moglia has served as Chief Investment Officer since January 2009, and has been with the Company serving in a number of capacities since April 1998. From April 2003 through 2008, Mr. Moglia was responsible for the management of the Company’s Seattle asset base and operations. From 1998 to 2003, Mr. Moglia’s responsibilities were focused on underwriting, acquisitions, and due diligence activities. Prior to joining the Company, Mr. Moglia served as an Analyst for Lennar Partners, Inc., a diversified real estate company, where his responsibilities included underwriting and structuring direct and joint venture real estate investments. Mr. Moglia began his real estate career in the Management Advisory Services group within the E&Y Kenneth Leventhal Real Estate Group, Ernst & Young, LLP where he spent six years providing valuation, feasibility, financial modeling, and other analytical services to a number of real estate developers, financial institutions, pension funds, and government agencies. Mr. Moglia received his Bachelor of Arts degree in Economics from the University of California at Los Angeles.

              Thomas J. Andrews has served as Executive Vice President – Regional Market Director – Greater Boston, since January 2011. Mr. Andrews previously served as Senior Vice President – Regional Market Director – Greater Boston from December 2005 to January 2011, and as Vice President – Regional Market Director – Greater Boston from June 1999 to December 2005. Throughout his tenure with Alexandria, Mr. Andrews has been responsible for the management of the Company’s Greater Boston asset base and operations. From 1988 through 1999, Mr. Andrews served first as Assistant Director and later as Executive Director of the Massachusetts Biotechnology Research Park in Worcester, Massachusetts, believed to be the first purpose-built biotechnology research park in the country. Mr. Andrews serves on the board of directors of the Massachusetts chapter of NAIOP and of the Kendall Square Association, and is a member of the Economic Development Advisory Group of Massachusetts Biotechnology Council. Mr. Andrews received his Master of Science degree from the Center for Real Estate at the Massachusetts Institute of Technology and his Bachelor of Science degree from Cornell University.

              Daniel J. Ryan has served as Executive Vice President – Regional Market Director – San Diego and Strategic Operations since May 2012. Mr. Ryan previously served as the Company’s Senior Vice President – Regional Market Director – San Diego and Strategic Operations from June 2010, when the Company acquired certain assets of Mr. Ryan’s company, Veralliance Properties, Inc. (“Veralliance”). During his tenure with the Company, Mr. Ryan has been responsible for the management of the Company’s San Diego region asset base and operations, as well as involvement with developments, redevelopments, ventures, financing, leasing, and other strategic opportunities outside the San Diego region. Prior to joining the Company, Mr. Ryan was Chief Executive Officer of Veralliance, a commercial real estate developer, which he founded in 2002. Veralliance owned, managed, developed, and leased an approximately $1 billion portfolio primarily consisting of life science assets in the greater San Diego region. Veralliance had significant institutional equity partners, including HCP, Inc., Prudential Real Estate Investors, and UBS. Prior to 2002, Mr. Ryan worked in the commercial real estate industry in Southern California including his activities as a founding principal of Pacific Management Services, Inc. (“Pacific”), a commercial developer focused on value-added transactions in the greater San Diego area, including life science, office, industrial, and multi-family transactions. Mr. Ryan is a member of BIOCOM, a Southern California trade organization, as well as, a member of Urban Land Institute, a public policy organization focused on public advocacy of the built environment. Mr. Ryan received his Bachelor of Science degree in Economics, cum laude, from the University of Wisconsin – Madison and was admitted to Omicrom Delta Epsilon, the honor society for excellence in achievement in the study of economics.

              Richard B. Jennings has served as Lead Director since May 2007, and a director since May 1998. Mr. Jennings is President of Realty Capital International LLC, a real estate investment banking firm that he founded in 1999, whose predecessor was Realty Capital International Inc., a firm that he founded in 1991. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, Mr. Jennings served as Managing Director, Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw the REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. Mr. Jennings serves as a director of National Retail Properties, Inc. He also served as a director of Cogdell Spencer, Inc. from 2005 to 2012. Mr. Jennings is a New York real estate broker. He has a Bachelor of Arts degree in Economics, Phi Beta Kappa and magna cum laude, from Yale University, and a Master of Business Administration degree from Harvard Business School.

              Mr. Jennings’s qualifications to serve on the Company’s Board of Directors include his over 40 years of experience in the REIT industry, beginning with Goldman Sachs & Co., his experience as the founder and president of an investment banking firm specializing in the financing of real estate joint ventures and advising sponsors on REIT initial public offerings, and his 15 year tenure as a director of the Company.

              John L. Atkins, III has served as a director since March 2007. Mr. Atkins, a licensed architect, is Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA, a multidisciplinary design services firm that he co-founded in Research Triangle Park, North Carolina in 1975. Mr. Atkins has previously served as chairman of the North Carolina Board of Architecture and was named an Emeritus Member of that board in 1988. Mr. Atkins was elevated in 1991 to the American Institute of Architects’ College of Fellows, an honor only five percent of architects receive. Mr. Atkins serves as chairman, director, and executive committee member of the North Carolina Biotechnology Center. He also serves as chairman of the North Carolina Railroad Company and director of the Kenan Center of Engineering, Science, and Technology based at North Carolina State University. In 2005, Mr. Atkins was awarded the American Institute of Architects-North Carolina Chapter’s F. Carter Williams Gold Medal, the Chapter’s highest individual honor, in recognition of his distinguished career, and was named the 2005 College of Design’s Distinguished Alumnus by North Carolina State University. In 2003, Mr. Atkins also received the Watauga Medal, the highest nonacademic honor bestowed by North Carolina State University in honor of individuals who have made significant contributions to the university’s advancement. Mr. Atkins holds a Bachelor of Architecture degree from North Carolina State University and a Master of Regional Planning degree from the University of North Carolina at Chapel Hill.

              Mr. Atkins’s qualifications to serve on the Company’s Board of Directors include his extensive knowledge and experience as a licensed architect, and co-founder of a multidisciplinary design services firm with expertise in the site selection, design, and construction of life science buildings, and his broad management and business experience.

              Maria C. Freire has served as a director since April 2012. In November 2012, Dr. Freire became the President and Executive Director, and a member of the Board of Directors for the FNIH, a Congressionally-mandated organization that draws together the world’s foremost researchers and resources in support of the mission of the National Institutes of Health (“NIH”). Prior to her appointment to the FNIH, Dr. Freire was the President and a member of the Board of Directors of The Albert and Mary Lasker Foundation, a non-profit organization that bestows the Lasker Awards in basic and clinical science and advocates for medical research. From 2001 to 2008, Dr. Freire served as President and Chief Executive Officer of the Global Alliance for TB Drug Development, a non-profit organization that develops better, faster acting, and affordable drugs to fight tuberculosis. An expert in technology commercialization, she directed the Office of Technology Transfer at the NIH from 1995 to 2001 and served as commissioner of the World Health Organization’s Commission on Intellectual Property Rights, Innovation and Public Health. Dr. Freire obtained her Bachelor of Science degree from the Universidad Peruana Cayetano Heredia in Lima, Peru, her Ph.D. in Biophysics from the University of Virginia, and completed post-graduate work in immunology and virology at the University of Virginia and the University of Tennessee. She is a member of the Science Board to the Food and Drug Administration, the Board of the GAVI Alliance and the International Steering Committee of the Instituto Carlos Slim de la Salud. Her awards include the Department of Health and Human Services Secretary’s Award for Distinguished Service, The Arthur S. Flemming Award, and The Bayh-Dole Award. Dr. Freire is a member of the Institute of Medicine of the National Academies of Science and the Council on Foreign Relations.

              Dr. Freire’s qualifications to serve on the Company’s Board of Directors include both her technical scientific expertise and her broad base of experience in the health and pharmaceutical industries, including her extensive experience relating to technology commercialization and her involvement with a wide range of non-profit medical research organizations, universities, and governmental health organizations, including the NIH. Dr. Freire’s involvement with these organizations provides her with a wealth of relationships in the medical research community as well as a user’s perspective on the needs of major research organizations in key industry sectors that comprise the Company’s client tenant base.

              Richard H. Klein has served as a director since December 2003. Mr. Klein has a diverse 29 year background as a senior advisor to a variety of domestic and international businesses, with a particular focus on real estate organizations. From 1978 to 1983, Mr. Klein provided tax consulting and auditing services for PricewaterhouseCoopers LLP. From 1984 to 2000, Mr. Klein was with Ernst & Young LLP, and a predecessor firm, Kenneth Leventhal & Company. At these firms, Mr. Klein served in a variety of capacities, including as partner in the REIT Advisory Practice, the Financial Restructuring and Insolvency Practice, and the Public Relations and Practice Development Department. In 2003, Mr. Klein founded Chefmakers Cooking Academy LLC, which provided culinary education services and experiences, for which he served as Chief Executive Officer through 2012. He is currently an independent business consultant. Mr. Klein is a certified public accountant in the State of California. Mr. Klein received his Bachelor of Science degree in Accounting and Finance from the University of Southern California.

              Mr. Klein’s qualifications to serve on the Company’s Board of Directors include his extensive experience and knowledge of the real estate industry and REITs in particular and his accounting and financial expertise developed as a certified public accountant and former partner of Ernst & Young LLP.

              James H. Richardson has served as a senior management consultant to the Company since February 2009, President of the Company from August 1998 to February 2009, and a director since March 1999. Mr. Richardson previously served as Executive Vice President from January 1998 to August 1998 and as Senior Vice President from August 1997 to December 1997. Prior to joining the Company, Mr. Richardson held management and brokerage positions for nearly 15 years at CB Richard Ellis, Inc., a full-service provider of commercial real estate services. From March 1996 to August 1997, Mr. Richardson served as Senior Vice President, Area Manager, for the San Francisco peninsula and San Jose offices of CB Richard Ellis, Inc. From December 1982 to March 1996, he was a top producing professional in CB Richard Ellis, Inc.’s brokerage operations group. During his time at CB Richard Ellis, Inc., Mr. Richardson was instrumental in the creation and development of the biosciences and corporate services practice groups. Mr. Richardson received his Bachelor of Arts degree in Economics from Claremont McKenna College.

              Mr. Richardson’s qualifications to serve on the Company’s Board of Directors include his expertise in leasing, financing, strategic planning, operations, and other matters involving the biosciences real estate industry, which he acquired in his over 13 years of experience as President and a director of the Company, and his previous nearly 15 years of experience in brokerage and management positions with CB Richard Ellis, Inc., a top-tier real estate services firm. He also currently serves in board and advisory positions to a number of private real estate development and investment enterprises as well as early stage technology and product companies.

              Martin A. Simonetti has served as a director since December 2005. Mr. Simonetti has been President, Chief Executive Officer, and a director of VLST Corporation (“VLST”), a privately-held biotechnology company dedicated to advancing immunotherapy treatments for cancer and autoimmune diseases, since November 2005. From 1999 to 2005, Mr. Simonetti was employed at Dendreon Corporation, a NASDAQ-listed biotechnology firm, serving in various capacities including Chief Financial Officer, Senior Vice President of Finance, and Treasurer. From 1991 to 1998, he was employed at Amgen Inc., serving as Vice President of Operations and Finance and Director of Colorado Operations of Amgen BioPharma. From 1984 to 1991, he worked at Genentech, Inc., first as a scientist in its Medicinal and Analytical Chemistry Department and later as a financial analyst and group controller. From 2005 to 2011, Mr. Simonetti served on the Board of Directors of Icagen, Inc. (NASDAQ: ICGN) based in Durham, North Carolina. He is a member of the Dean’s executive advisory board for the Albers School of Business and Economics at Seattle University. Mr. Simonetti

received a Master of Science degree from the University of California, Davis and a Master of Business Administration degree from the University of Santa Clara.

              Mr. Simonetti’s qualifications to serve on the Company’s Board of Directors include his extensive financial expertise in the life sciences industry, which he acquired from various positions, including his former positions with Amgen Inc. and Genentech Inc., his former position as Chief Financial Officer of Dendreon Corporation, and current position as Chief Executive Officer of VLST.

Director Independence

              The Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Marcus (Chairman, Chief Executive Officer, and President) and Mr. Richardson (President until his resignation in February 2009, and a senior management consultant to the Company since his resignation) is independent in accordance with the applicable New York Stock Exchange listing standards. The Board of Directors has also affirmatively determined that no material relationships exist between the Company and any of the independent directors. In making its independence determinations, the Board of Directors reviewed the relationships between the Company and each of the directors nominated for election by the stockholders at the Annual Meeting based on information provided by the directors, the standards for disqualification set forth in Section 303A.02(b) of the New York Stock Exchange Listed Company Manual, and such other information as the Board of Directors considered relevant.

              In making its independent determination with respect to Dr. Freire, the Board of Directors considered that Dr. Freire is President and Executive Director, and a member of the Board of Directors, of the FNIH (the "FNIH Board"), and Mr. Marcus currently serves as a member of the FNIH Board. The FNIH is a non-profit, charitable organization established by the U.S. Congress in 1990. The Board of Directors considered that Mr. Marcus has neither served on the compensation committee of the FNIH Board nor participated in setting Dr. Freire's compensation from the FNIH, and was not a member of the FNIH Board committee that recruited and recommended Dr. Freire to her executive positions with the FNIH. Additionally, the Board of Directors considered that the FNIH Board currently has over 25 members and that Mr. Marcus's service on the FNIH Board commenced prior to Dr. Freire becoming President and Executive Director in November 2012.

Information on Board of Directors and its Committees

              The Board of Directors held seven meetings and took action on five occasions by unanimous written consent during 2012. During 2012, no director other than Dr. Freire (who was appointed to serve on the Board of Directors in April 2012) attended less than 75% of the aggregate number of meetings held by the Board of Directors and each committee of which such director is a member. Mr. Marcus, as Chairman of the Board, generally presides over all meetings of the Board of Directors. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s stockholders. All directors attended the annual meeting of stockholders held on May 21, 2012. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee.

Board Leadership Structure

              The Board of Directors has not taken a position on the desirability, as a general matter, of combining the roles of Chief Executive Officer and Chairman in a single individual as compared to separating those roles. Rather, the Board of Directors believes that decisions regarding the individuals most appropriate to fill these and other critical senior leadership positions are highly dependent on the specific circumstances of the Company and its leadership at the time of such decisions, including the availability of qualified candidates for the position and the specific talents and experience of the available candidates.

              The Board of Directors believes that the Company’s Chief Executive Officer, Joel S. Marcus, is currently the director best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Mr. Marcus has served as director of the Company since its inception in 1994, was Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors, and has been responsible for directing its operations and developing and executing its strategies as Chief Executive Officer since 1997, an experience which is longer and substantially more involved than any other individual currently serving as director.

              Mr. Marcus was initially elected as Chairman in 2007 upon the resignation of Jerry M. Sudarsky, a founder of the Company who had served as its Chairman since the Company’s inception in 1994 and whose strategic vision and leadership skills, the Board of Directors believes, had been critical to the growth and success of the Company. At the time of this important transition, the Board of Directors determined that Mr. Marcus’s long and successful tenure as Chief Executive Officer and a director of the Company best qualified him to serve as Chairman. The Board of Directors has reached the same conclusion in connection with its nominations each year since 2007.

              The Board of Directors believes that independent directors and management have different perspectives and roles in the development of the strategic vision and risk management of the Company. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and the Company’s industry, while the Chief Executive Officer brings his Company-specific experience and expertise. The Board of Directors believes that the combined role of Chief Executive Officer and Chairman, at least in this particular case, promotes development and execution of the strategic vision and risk management of the Company, and facilitates information flow between management and the Board of Directors, which are essential to effective governance.

              One of the key responsibilities of the Board of Directors is to develop the Company’s strategic direction and hold management accountable for the execution of strategy once it is developed. The Board of Directors believes that, in this case and point in the Company’s history, the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of the Company because it currently provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

              Mr. Jennings, the Lead Director and an independent director, is the presiding director for all regularly scheduled executive sessions of the independent directors. In the event that Mr. Jennings is not available for any reason to preside over a regularly scheduled executive session of the independent directors, the remaining independent directors will designate another independent director to preside over the executive session. As Lead Director, Mr. Jennings’s other duties and responsibilities include consulting with the Chairman of the Board of Directors regarding the schedule and agenda for Board of Directors meetings; acting as a liaison between the non-management directors as a group and management; having the authority to call meetings of the independent directors or non-management directors; being available for consultation and direct communication with the Company’s stockholders upon request; and such other duties and responsibilities as the Board of Directors may determine from time to time. Mr. Jennings takes an active role in consulting with management on capital, debt, and financial matters as a result of his extensive background in the REIT and investment banking businesses, and regularly attends the Company’s senior management meetings as an observer and representative of the Board of Directors.

The Board’s Role in Risk Oversight

              The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, including the risks associated with each. The Nominating & Governance Committee, the membership of which currently includes all of the independent directors, manages risks associated with the structure and composition of the Board of Directors, potential conflicts of interest and the Company’s overall corporate governance structures and procedures. The Audit Committee oversees management of financial risks. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through communications about such risks.

              The Board of Directors’s access to risk-related information and involvement in risk oversight is enhanced by the fact that the Board of Directors’s Lead Director, Mr. Jennings, takes an active role in consulting with management on capital, significant transactions, including acquisitions and dispositions, debt, and financial matters as a result of his extensive background in the REIT and investment banking businesses, and regularly attends the Company’s senior management meetings as an observer and representative of the Board of Directors. The Board of Directors established the position of Lead Director in 2007 through an amendment of the Company’s Corporate Governance Guidelines, specifically in contemplation of the combination of the roles of Chief Executive Officer and Chairman in the person of Mr. Marcus upon the retirement in 2007 of the Company’s long-serving independent Chairman, Jerry M. Sudarsky. The Board of Directors’s establishment of the position of Lead Director reflects its view that sound corporate governance requires an effective mechanism for formulating and communicating the views of the independent directors to management and others.

              The Board of Directors’s risk oversight function and procedures, which are principally administered through the Board’s committees, affect the Board’s leadership structure by dictating that each of the committees should be chaired by the director most qualified to address the risks within the purview of such committee, and that the activities of the committees should be observed and coordinated by the Lead Director, who is a member of all of the Board’s committees and Chairman of the Compensation Committee. The Board of Directors has also determined that the critical importance of the Nominating & Governance Committee’s role of overseeing the corporate governance of the Company to ensure effective risk oversight, among other objectives, dictates that all independent directors be members of the Nominating & Governance Committee.

Audit Committee

              The Audit Committee consists of Directors Klein (Chairperson), Jennings, and Simonetti. It held eight meetings in 2012. The Board of Directors has adopted a written charter for the Audit Committee. The charter of the Audit Committee is published on the Company’s website at www.are.com. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants who audit the Company’s financial statements and of the Company’s internal audit function. In addition, the role of the Audit Committee is to discuss the scope and results of the audit with the independent registered public accountants, review the Company’s interim and year-end operating results with management and the independent registered public accountants, consider the adequacy of the Company’s internal accounting controls and audit procedures, and pre-approve all engagements with the Company’s independent registered public accountants, including both audit and non-audit services. The Audit Committee also reviews and recommends to the Board of Directors any changes that may be required to the Company’s Business Integrity Policy (described further under “Corporate Governance Guidelines and Code of Ethics”).

              The Board of Directors has determined that each of Messrs. Klein, Jennings, and Simonetti is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and is independent in accordance with the applicable New York Stock Exchange listing standards and Securities and Exchange Commission rules.

Audit Committee Report

              This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Alexandria Real Estate Equities, Inc. (the “Company”) specifically incorporates it by reference into a filing.

              The Audit Committee of the Board of Directors (the “Board of Directors”) of the Company is comprised of three directors and acts under a written charter adopted and approved by the Board of Directors. Each member of the Audit Committee has been determined by the Board of Directors to be an independent director in conformity with the listing standards of the New York Stock Exchange and regulations of the Securities and Exchange Commission.

              Management has the primary responsibility for the Company’s financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company’s independent registered public accountants to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company’s internal control procedures designed to assure compliance with accounting standards and applicable laws and regulations have been appropriately implemented.

              The Audit Committee has reviewed the Company’s audited financial statements and has discussed them with management and the independent registered public accountants. The Audit Committee has also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants their independence from the Company and its management. The Audit Committee has further considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with the auditors’ independence.

              The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

              In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2012.

AUDIT COMMITTEE
Richard H. Klein, Chairperson Richard B. Jennings Martin A. Simonetti

Nominating & Governance Committee

              The Nominating & Governance Committee consists of Directors Atkins (Chairperson), Freire, Jennings, Klein, and Simonetti, each of whom has been determined by the Company’s Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. The Committee held five meetings during 2012. The charter of the Nominating & Governance Committee is published on the Company’s website at www.are.com. The Nominating & Governance Committee is responsible for, among other things, making recommendations to the Board of Directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines. The Committee also recommends to the Board of Directors candidates for nomination for election as directors of the Company and for appointment as members of the committees of the Board of Directors.

              The Nominating & Governance Committee considers candidates proposed by stockholders for nomination for elections to be held at annual meetings of stockholders. Stockholders may propose qualified candidates for nomination by the Board of Directors by complying with the advance notification and other requirements of the Company’s Bylaws regarding director nominations. Director nomination materials submitted in accordance with the Bylaw procedures will be forwarded to the Chairperson of the Nominating & Governance Committee for review and consideration. Director nominees proposed by stockholders will be evaluated in the same manner, and subject to the same criteria, as other nominees evaluated by the Committee. The Committee also considers candidates for director suggested by its members, other directors, and management and may from time to time retain a third-party executive search firm to identify director candidates for the Committee.

              Generally, once the Nominating & Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to the Committee with the recommendation of the candidate, as well as the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the Board of Directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board of Directors and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Committee. The Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the Board of Directors (the “Board Candidate Guidelines”), including the nominee’s management, leadership and business experience, skill and diversity, financial literacy, knowledge of directorial duties, integrity, and professionalism.

              Consistent with the Board Candidate Guidelines, the Nominating & Governance Committee seeks nominees who will provide the Board of Directors with a broad diversity of perspectives, experience, expertise, professions, skills, geographic representation, and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Generally, however, the Committee considers, among other factors, a candidate’s experience and knowledge regarding a variety of aspects of the Company’s unique real estate laboratory space niche in the life sciences industry. The Nominating & Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, expertise, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities. Although the Committee has no formal policy on diversity, the Committee considers factors such as gender, race, and culture in its determinations, and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

              The Committee also considers such other factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for particular expertise (such as Audit Committee expertise), and the evaluations of other prospective nominees. With respect to the nomination of current directors for re-election, the individual’s contributions to the Board of Directors are also considered. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors ultimately determines whether a prospective nominee will be nominated after considering the recommendation of the Committee.

Policies and Procedures With Respect to Related Person Transactions

              The Board of Directors has adopted a written policy setting forth the procedures for the review and approval or ratification of transactions involving the Company and “related persons” within the meaning of the rules and regulations of the Securities and Exchange Commission.

              Under this policy, the Nominating & Governance Committee is responsible for reviewing and approving or ratifying all related person transactions that are required to be reported under the rules and regulations of the Securities and Exchange Commission. In the event that the Chief Executive Officer or Chief Financial Officer of the Company determines that it would be impracticable or undesirable to wait until the next meeting of the Nominating & Governance Committee to review a related person transaction, the Chairman of the Nominating & Governance Committee may act on behalf of the Committee to review and approve and/or disapprove the related person transaction.

              In general, related person transactions are subject to pre-approval. In the event that the Company becomes aware of a related person transaction that was not approved in advance under this policy, the transaction must be reviewed in accordance with this policy as promptly as reasonably practicable.

              In making its determination whether to approve or ratify a related person transaction, the Nominating & Governance Committee will consider all factors it deems relevant or appropriate, including but not limited to:

  •
  whether the terms of the related person transaction are fair to the Company and on terms no less favorable than terms generally available in transactions with non-affiliates under similar circumstances;

  •
  whether there are legitimate business reasons for the Company to enter into the related person transaction;

  •
  whether the related person transaction would impair the independence of an outside director;

  •
  whether the related person transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the director’s or executive officer’s interest in the transaction, the ongoing nature of any proposed relationship and any other factors deemed relevant; and

  •
  whether the related person transaction is material, taking into account the importance of the interest to the related person, the relationship of the related person to the transaction and of related persons to each other and the aggregate value of the transaction.

              The policy also contains a list of certain categories of related person transactions that are pre-approved under the policy and therefore are not required to be reviewed or approved by the Nominating & Governance Committee.

Certain Relationships and Related Transactions

              From the beginning of fiscal year 2012 to the date of this Proxy Statement, there were no relationships or transactions of a nature required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Compensation Committee

              The Compensation Committee consists of Directors Jennings (Chairperson), Atkins, and Klein, each of whom has been determined by the Company’s Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. The Compensation Committee held two meetings, took action on seven occasions by unanimous written consent, and engaged in multiple related telephone calls during 2012. The Compensation Committee has the authority to review and approve compensation arrangements, grant annual incentive awards for executive officers and other employees of the Company, adopt and amend employment agreements for executive officers and other employees of the Company, and administer the Company’s equity and other incentive plans. The Compensation Committee Charter is published on the Company’s website at www.are.com.

Compensation Committee Interlocks and Insider Participation

              No member of the Compensation Committee in 2012 had any relationship or transaction required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Compensation Committee Report on Executive Compensation

              The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has concluded that the level of NEO compensation for 2012 is fair, reasonable, and in the best interests of the Company and its stockholders, and has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

COMPENSATION COMMITTEE
Richard B. Jennings, Chairperson John L. Atkins, III Richard H. Klein

COMPENSATION DISCUSSION AND ANALYSIS

              This Compensation Discussion and Analysis describes the principles, policies, and practices that informed our executive compensation program for 2012 and how they apply to our NEOs. Our Company is unique, due in large part to its niche focus on the life sciences sector within the more general office sector, with sophisticated operations. These characteristics influence the approach of the Compensation Committee of our Board of Directors (for purposes of this Compensation Discussion and Analysis, the "Committee") to executive compensation.

              As further described below, in 2012, acting pursuant to our long-term balance sheet management initiatives and capital plan, we took several strategic actions across our business that we believe are instrumental to our multi-year transformation from an unrated company to an investment-grade-rated company. These operational performance and balance sheet management objectives were highly successful, and our 2012 executive compensation program was designed to reward our NEOs for these successes over the previous fiscal year.

              Our executive team stayed focused on increasing long-term stockholder value in many ways, and we believe that the compensation actions described in this Compensation Discussion and Analysis demonstrate that our Compensation Committee appropriately recognizes and rewards this focus and the performance of both the Company and the NEOs.

              A.    Summary of Executive Compensation Program and Corporate Governance Changes During 2012

              The primary objectives of our executive compensation program are to reinforce key business initiatives and strategic goals, and to align pay with performance and long-term shareholder value creation. We are also committed to good corporate governance to ensure our program further aligns with shareholder interests and best competitive practice. In support of these objectives, we made the following changes to our executive compensation program in 2012:

  •
  Entered into a new employment agreement with Mr. Marcus that includes formulaic incentive compensation arrangements that link incentives to pre-established objective goals and eliminated various "problematic" pay practices

  •
  Increased stock ownership guidelines for senior executives and non-employee directors, and added mandatory share holding requirements for NEOs until guidelines are met

  •
  Adopted a clawback policy for NEOs allowing for the recoupment of cash and equity incentives in the event of a material financial restatement as a result of fraud or willful misconduct by an NEO

              Additionally, in 2013, we adopted anti-hedging and anti-pledging policies covering all officers, directors, and employees.

              B.    Critical Considerations Relating to the Company's Performance and Executive Compensation

              In order to fairly compensate our NEOs for continuing to advance our strategic plan, without the risk of being unduly penalized by the market in the short term, we believe our compensation program should not have an exclusive focus on TSR. Indeed, we believe that doing so could create a disincentive to our NEOs. Our NEOs receive a significant portion of total compensation in the form of at risk equity compensation to further align their interests with shareholders. We are confident that the consistent successful achievement of operational objectives, effective balance sheet management, and other key components of our business will over time translate into increased revenue, cash flows, and FFO. As this occurs, we anticipate that the benefits of the actions we are taking now will therefore be more fully reflected in the trading price of our common stock. Ultimately, the Board of Directors and the Committee believe long-term TSR will validate this link between actions taken today and long-term appreciation in stockholder value.

  •
  The compensation of our Chief Executive Officer, Joel S. Marcus, and our other NEOs is set by the highly experienced Committee based on a performance-oriented philosophy and utilizing a predominantly pay-for-performance approach.

  •
  We are a unique, niche-focused company, concentrating principally on the ownership and operation of life science laboratory space and science-driven cluster development. We are the leading provider in the United States of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry. We were the first and are the largest publicly traded life science REIT.

  •
  Our client tenants include academic medical centers, non-profit research institutions, multinational pharmaceutical companies, biotechnology companies, government research agencies, medical device companies, industrial biotechnology companies, life science product and service companies, and a wide range of other life science-related entities. Leading the Company requires a unique set of talents, skills, expertise, and experience that is not required by many of our peers and would be extremely difficult to replicate and/or replace. For example, our leadership team is required to have expertise not just in the real estate industry but also in the life science industry. We are the only REIT to employ scientists to furnish in-depth research and commentary on the life science industry and provide credit underwriting of our client tenants.

  •
  Mr. Marcus has been our Chief Executive Officer since our initial public offering in May 1997 and is the only REIT Chief Executive Officer who had experience in the life science industry prior to his becoming Chief Executive Officer. Since that time, Mr. Marcus has developed and deployed unique skills, expertise, and experience that have enabled the Company to become the leader in the life science real estate industry. We believe that our success since our initial public offering has been a direct result of his leadership. Among our peer group, Mr. Marcus is the chief executive officer with the second longest tenure and was instrumental in the formation, financing, and operations of the Company prior to our initial public offering. Including the time prior to our initial public offering, Mr. Marcus has helped lead the Company for over 18 years.

  •
  In December 2008, after the beginning of the financial crisis, Mr. Marcus voluntarily offered to reduce his base salary by approximately one-third from its 2008 level of $750,000 in order to demonstrate an appropriate "tone at the top" during the financial crises and a top-level commitment to stringent cost controls. Accordingly, the Committee reduced his 2009 base salary to $500,000.

  •
  In 2007, in response to deteriorating credit conditions, management initiated a strategic plan to improve our long-term capital structure, credit profile, cost of capital, and long-term valuation. Our long-term strategy centered on our transition from an unrated company to an investment-grade-rated company. Before the financial crisis, our leverage and credit profiles were reasonable for a company with a significant focus on ground-up development projects of Class A assets in urban/central business district locations (which cannot otherwise generally be acquired through purchase in these irreplaceable locations), and conversion of non-laboratory space to laboratory space through redevelopment in the best Class A urban/central business district submarkets for the broad and diverse life science industry. For example, based on traditional leverage calculations, as of December 31, 2008, the Company’s debt to total market capitalization and net debt to gross assets were approximately 56% and 52%, respectively. In comparison, debt to total market capitalization and net debt to gross assets for our peer group (see page 47) as of December 31, 2008 were 54% and 47%, respectively. However, balance sheet leverage and credit profiles, and debt to EBITDA assumed heightened importance in our industry and it became imperative that the Company improve these metrics. Since 2007, the Company has executed on its strategic plan as described above. One measure of the success of these initiatives is that the Company is now able to issue investment-grade debt. As of December 31, 2012, the Company's debt to total market capitalization and net debt to gross assets improved to 38% and 38%, respectively, representing an improvement from 2008 of 18% and 13%, respectively. In comparison, our peer group only improved debt to total market capitalization and net debt to gross assets to 40% and 42%, respectively, representing an improvement from 2008 of 15% and 4%, respectively. Additionally, the Company has improved its net debt to adjusted EBITDA ratio from 8.6x as of December 31, 2008, to 7.3x as of December 31, 2012, representing an improvement of 15%. In comparison, our peer group improved this same metric by only 11% from 2008 through 2012. For information on the Company’s net debt to gross assets and net debt to adjusted EBITDA, including definitions and reconciliations to the most directly comparable GAAP measures, see page 90 of the 2012 Form 10-K.

  •
  Throughout 2011 and continuing into 2012, Mr. Marcus and the Company, in consultation with the Committee, held several hundred meetings with institutional stockholders to solicit input regarding the Company’s executive compensation and to study potential changes to the Company’s compensation program. As a result of the stockholder commentary received during this outreach, Mr. Marcus and the Company agreed to several very significant changes to his employment arrangements, resulting in an Amended and Restated Employment Agreement, executed in April 2012 (the “2012 Employment Agreement”), that further aligns his compensation with both corporate and individual performance, and incorporates revisions in line with current best practices.

  •
  The 2012 Employment Agreement, effective January 1, 2012, eliminates significant benefits to which Mr. Marcus was contractually entitled in his previous employment agreement entered into over a decade ago, when many of these features were prevalent and thus competitively necessary. These former benefits included tax gross-ups on future awards of stock and future vesting of restricted stock, automatic renewals, and guaranteed bonuses. The 2012 Employment Agreement includes a new formulaic cash bonus program and a formulaic two-pronged long-term incentive program that incorporates both performance and time-based awards, as well as other modifications described in detail under “Changes to Executive Compensation Program—Amended and Restated Employment Agreement with our CEO.”

  •
  The Committee set Mr. Marcus’s compensation for 2012 in order to reward him for his, and therefore the Company’s, consistently strong performance and to encourage him to remain with the Company in order to continue his outstanding performance, from which our stockholders have continued to benefit, over the nearly 16 years since the Company’s initial public offering.

  •
  Mr. Marcus’s compensation package for 2012 was heavily weighted toward at-risk elements, which accounted for approximately 84% of his total compensation in 2012.

  •
  The Company has exhibited outstanding performance in many important measures including the following:

  •
  approximately 518% TSR since the Company’s initial public offering;

    •
    achievement of all key operating and balance sheet management initiatives for 2012 presented on the Company’s investor day in December 2011;

    •
    executing balance sheet management and its capital plan and raising various sources of funds critical to its long-term capital structure, and limiting the issuance of common equity to $97.9 million;

    •
    increasing revenues, net income, and FFO, and 14 consecutive years of positive GAAP rental rate increases on lease renewals and re-leasing of space; and

    •
    consistently high operating margins: 70% as of December 31, 2012, and 73% on average as of December 31 for each of the five years in the period ended December 31, 2012.

  •
  Growth in operating results for REITs is generally captured in the operating performance metrics, including FFO per share, AFFO per share, and TSR. Our strategic objectives have been focused in recent years, including in 2012, on steps to grow our operating results while also improving our long-term capital structure, credit profile, cost of capital, and long-term valuation. An exclusive focus on short-term FFO per share, AFFO per share, and TSR overlooks the importance of improvements in the Company’s credit profile and lower cost of capital that we believe will generate higher value for both the Company and its stockholders over both short- and longer-term time horizons.

  •
  We believe the continued success of our NEOs in the operational performance and balance sheet management objectives will over time translate into increased revenue, cash flows, and FFO per share. As this occurs, we anticipate the benefits of the actions we have taken since 2008 as well as the further actions we are taking now will become better appreciated by the market and therefore more fully reflected in the trading price of our common stock. We are confident our long-term TSR will ultimately reflect these actions and we believe that these actions are currently more appropriate measures for compensation than TSR, just as the market rewarded the Company before the financial crisis with the fourth highest TSR of all equity REITs from our initial public offering in May 1997 through 2008. In light of these and other factors, including those noted above, the Committee unanimously concluded that the level of NEO compensation for 2012 is fair, reasonable, and in the best interests of the Company.

              C.    2012 Business Highlights

              In 2007, in response to deteriorating credit conditions, management initiated a strategic plan to improve our long-term capital structure, credit profile, cost of capital, and long-term valuation. Our long-term strategy centered on our transition from an unrated company to an investment-grade-rated company. Before the financial crisis, our leverage and credit profiles were reasonable for a company with a significant focus on ground-up development projects of Class A assets in urban/central business district locations (which cannot otherwise generally be acquired through purchase in these irreplaceable locations), and conversion of non-laboratory space to laboratory space through redevelopment in the best Class A urban/central business district submarkets for the broad and diverse life science industry. For example, based on traditional leverage calculations, as of December 31, 2008, the Company’s debt to total market capitalization and net debt to gross assets were approximately 56% and 52%, respectively. In comparison, debt to total market capitalization and net debt to gross assets for our peer group as of December 31, 2008 were 54% and 47%, respectively. However, balance sheet leverage and credit profiles, and debt to EBITDA assumed heightened importance in our industry and it became imperative that the Company improve these metrics. Since 2007, the Company has executed on its strategic plan as described above. One measure of the success of these initiatives is that the Company is now able to issue investment-grade debt. As of December 31, 2012, the Company's debt to total market capitalization and net debt to gross assets improved to 38% and 38%, respectively, representing an improvement from 2008 of 18% and 13%, respectively. In comparison, our peer group only improved debt to total market capitalization and net debt to gross assets to 40% and 42%, respectively, representing an improvement from 2008 of 15% and 4%, respectively. Additionally, the Company has improved its net debt to adjusted EBITDA ratio from 8.6x as of December 31, 2008, to 7.3x as of December 31, 2012, representing an improvement of 15%. In comparison, our peer group improved this same metric by only 11% from 2008 through 2012. For information on the Company’s net debt to gross assets and net debt to adjusted EBITDA, including definitions and reconciliations to the most directly comparable GAAP measures, see page 90 of the 2012 Form 10-K.

              The following charts highlight that the Company’s improvement in leverage, coverage ratios, and liquidity from 2008 to 2012 was better than our peer group. For information on the Company’s net debt to adjusted EBITDA, net debt to gross assets, interest coverage ratio, and fixed charge coverage ratio, including definitions and reconciliations to the most directly comparable GAAP measures, see pages 89 and 90 of the 2012 Form 10-K.

Leverage Metrics

Improvement in Net Debt to Adjusted EBITDA	Improvement in Net Debt to Gross Assets

Improvement in Net Debt to Total Market Capitalization

(1)
Represent quarter annualized metrics.

Coverage Metrics

Improvement in Interest Coverage Ratio	Improvement in Fixed Charge Coverage Ratio

Increase in Liquidity (Cash and Availability Under Line of Credit)

(1)
Represent quarter annualized metrics.

Key 2012 Business Highlights

              2012 was a successful year for the Company, as it continued its long-term transformation. Specifically, the Company achieved the following successes:

Balance Sheet Strength and Credit Profile

              The Company executed its strategy and accessed diverse sources of capital strategically important to the Company’s long-term capital structure, including the following:

  •
  Completed $75.1 million of asset sales in 2012, and completed an additional $124.3 million of asset sales from January 1, 2013, through March 31, 2013 (See 2012 Business Highlights—Asset Recycling Program for more information);

  •
  Closed a secured construction loan with aggregate commitments of $55.0 million;

  •
  Retired all $84.8 million of the Company’s 3.70% unsecured senior convertible notes;

  •
  Completed an offering of the Company’s 4.60% unsecured senior notes payable due in 2022 with net proceeds of $544.6 million, which were initially used to repay certain outstanding variable rate bank debt, including all $250.0 million of its 2012 unsecured senior bank term loan;

  •
  Amended the Company’s $1.5 billion unsecured senior line of credit to reduce its interest rate and extend its maturity date to April 2017, assuming the Company exercises both extension options;

  •
  Redeemed all $129.6 million of the Company’s outstanding 8.375% Series C Preferred Stock;

  •
  Completed an offering of the Company’s 6.45% Series E Preferred Stock with net proceeds of $124.9 million;

  •
  Established an “at the market” common stock offering program, and minimized our issuance of common equity to $97.9 million under this program during the year ended December 31, 2012;

  •
  Increased the percentage of investment-grade tenants to 47%, based on total annualized base rent; and

  •
  Increased its quarterly common stock dividend from the fourth quarter of 2011 to the fourth quarter of 2012 by approximately 14% and achieved a dividend payout ratio of 49% for the fourth quarter of 2012, allowing the Company to retain a significant amount of cash flows from operating activities for reinvestment into Class A urban/central business district development and redevelopment projects as well as provide increasing dividends in the future. The dividend payout ratio is the ratio of the absolute dollar amount of dividends on our common stock (shares of common stock outstanding on the respective record date multiplied by the related dividend per share) to FFO attributable to the Company's common shareholders on a diluted basis, as adjusted.

Asset Recycling Program

              The Company continued the disciplined execution of its asset recycling program to monetize selected non-strategic income-producing and non-income-producing assets as a source of capital in order to minimize the issuance of common equity. The Company targeted the following asset types for sale and redeployed the capital to fund active development and redevelopment projects with significant pre-leasing:

  •
  Older buildings: elimination of potential capital expenditures and leasing risk;

  •
  Non-strategic assets: disposition of properties not proximate to academic medical research centers in core life science cluster locations;

  •
  Assets with alternative uses for buyer: transformation into non-laboratory space, such as medical office buildings, hospitals, and residential spaces;

  •
  Suburban locations: reinvestment in higher value, Class A assets in urban “brain trust” life science cluster locations; and

  •
  Excess land: reduction of non-income-producing land parcels in certain clusters, while maintaining select parcels for future growth.

              The asset recycling program was a success in 2012, as the Company sold six properties outside of its core focus areas for an aggregate sales price of approximately $75.1 million and completed the sale of an additional six non-core properties in the first quarter of 2013 for an aggregate sales price of approximately $124.3 million. The proceeds from these sales were initially used to repay outstanding debt, followed by reinvestment into higher-value, Class A assets in urban “brain trust” life science cluster locations with proximity to major academic institutions.

Monetization of Non-Income-Producing Assets

              The Company continues to diligently pursue the monetization of its non-income-producing assets through either ground-up development of Class A laboratory properties or sale. The completion of the Company’s ground-up development projects will generate significant cash flows, revenue, net operating income, and value for the Company and its stockholders. Proceeds from the sales of non-income-producing assets have been used to reduce outstanding debt or fund the Company’s investment in Class A development and redevelopment projects.

  •
  The Company sold land parcels at an aggregate sales price of $319 million and at an aggregate net gain of $61 million from December 31, 2008 through December 31, 2012.

  •
  The Company commenced key development projects and completed other key development projects from December 31, 2008 through December 31, 2012, aggregating 3.0 million rentable square feet. These projects are expected to generate aggregate annualized base rent of approximately $131.2 million. As of December 31, 2012, approximately $69.2 million of this annualized base rent was included in the Company’s operating asset base. Substantially all of the remaining $62.0 million is expected to be brought into operation over the next two years.

  •
  The Company utilized key life science relationships to secure the execution of leases with Roche at the Company’s West Tower ground-up development project in NYC and Ariad Pharmaceuticals at the Company’s ground-up development project at 75/125 Binney Street for an aggregate of 305,000 rentable square feet.

              The Company expects to reduce its non-income-producing assets as a percentage of gross real estate from 29% as of December 31, 2008, to a range from 15% to 17% by December 31, 2013, through the initiatives described above.

Core Operating Results

              During 2012, the Company:

  •
  Generated a TSR of 518% from its initial public offering on May 28, 1997, to December 31, 2012, assuming reinvestment of all dividends;

  •
  Increased total revenues by 7%; net operating income by 6%; and FFO by 3%;

  •
  Maintained a desirable client tenant base, where seven of its top ten client tenants (as of December 31, 2012), were investment-grade-rated and represented 24% of the Company’s total annualized base rent, compared to an average of only 15% for its peer group;

  •
  Executed leases for 3.3 million rentable square feet, its second largest leasing year since the inception of the Company, including approximately 1.1 million rentable square feet related to development and redevelopment projects. From 2008 through 2012, the Company’s compounded annual growth in leasing activity based on rentable square feet was 8.7% compared to 2.9% for its peer group. Additionally, during this same period, the Company’s average growth in executed leases, based on rentable square feet, was 18.1%, compared to 6.6% for its peer group;

  •
  Achieved a 93.4% occupancy rate for its operating properties as of December 31, 2012. The Company achieved average occupancy of its operating properties as of December 31 of each year from 2008 to 2012 of approximately 94.3%. In comparison, the Company’s peer group achieved an average occupancy of 91.4% over the same period;

  •
  Achieved consistently high operating margins from 2008 to 2012, averaging 73%, compared to 62% on average for its peer group;

  •
  Achieved average quarterly cash and GAAP same-property net operating income growth of 4.6% and 1.4%, respectively, from 2008 to 2012, while its peer group achieved average quarterly same-property net operating income performance on a cash and GAAP basis of only 2.3% and 1.6%, respectively; and

  •
  Increased its rentable square feet by 11% to 17.1 million.

              For information on the Company’s net operating income, FFO, and same-property net operating income, including definitions and reconciliations to the most directly comparable GAAP measures, see pages 60 to 62 and 85 to 87 of the 2012 Form 10-K.

              The following charts highlight our Company’s outperformance of key operating statistics relative to our peer group:

Operating Statistics (1)

Occupancy of Operating Properties	Operating Margins

Five Year Average Quarterly Growth in Same-Property Net Operating Income	Leasing Activity Growth

(1)
For information on the Company’s same-property net operating income, including definitions and reconciliations to the most directly comparable GAAP measures, see pages 60 to 62 of the 2012 Form 10-K.

Funds From Operations Per Share, Adjusted Funds From Operations Per Share, and Total Stockholder Return

  •
  Growth in operating results for REITs is generally captured in the operating performance metrics, including FFO per share, AFFO per share, and TSR. Our strategic objectives have been focused in recent years, including in 2012, on steps to grow our operating results while also improving our long-term capital structure, credit profile, cost of capital, and long-term valuation. An exclusive focus on short-term FFO per share, AFFO per share, and TSR overlooks the importance of improvements in the Company’s credit profile and lower cost of capital that will generate higher value for both the Company and its stockholders over both short- and longer-term time horizons. Our operating performance in 2012 was solid notwithstanding the following strategic balance sheet management initiatives:

    •
    Issuance of our debut 4.60% unsecured senior notes payable due in 2022 generating net proceeds of approximately $544.6 million. The proceeds from this offering were used to repay outstanding variable rate bank debt with a weighted average interest rate of approximately 1.8% at repayment and with a maturity of 1.9 years. This refinancing significantly extended our average remaining term of outstanding debt and transitioned variable rate bank debt to fixed rate debt. In the short term, our interest expense increased as a result of this refinancing. We believe the long-term benefits of access to lower-cost long-term fixed rate debt through the investment-grade unsecured bond market to match the long-term leases with our tenants will generate higher value for the Company and stockholders in the long term.

    •
    Completed the sale of $75 million of income-producing and non-income-producing assets. The proceeds from these sales were initially used to repay outstanding debt, followed by reinvestment into higher-value, Class A assets in urban “brain trust” life science cluster locations with proximity to major academic institutions. In the short term, these sales resulted in a reduction of net operating income. In the long term, upon completion of our Class A development and redevelopment projects, we believe our reinvestment of the sales proceeds will generate higher rental income, returns, and value for the Company and its stockholders.

    •
    Minimized issuance of common equity aggregating $97.9 million through our “at the market” common stock offering program. The proceeds were invested into higher-value, Class A assets in urban “brain trust” life science cluster locations with proximity to major academic institutions that will generate higher rental income, returns, and value for the Company and its stockholders. In the short-term, the increase in our outstanding shares of common stock without an immediate increase in net operating income results in a decrease in FFO per share and AFFO per share.

Value-Added Opportunities and External Growth

              During 2012, the Company:

  •
  Initiated approximately 1.4 million rentable square feet of new ground-up development and redevelopment projects, 42% pre-leased as of December 31, 2012;

  •
  Completed approximately 1.1 million rentable square feet of key development and redevelopment projects, with an average occupancy of 95.1%, and annualized base rent of approximately $38.8 million; and

  •
  Received LEED Platinum Certification for one property, increasing our LEED certified properties to approximately 2.5 million square feet.

Sustainability and Corporate Giving

              The Company strives to improve the workplace environment and reduce our environmental footprint through sustainable, efficient building design and operations. Specifically, the Company has earned LEED certification on several new development projects and incorporated sustainable enhancements into existing operating facilities. As of December 31, 2012, the Company has 16 LEED certifications encompassing approximately 2.5 million rentable square feet, with another 24 LEED certifications in progress that total approximately 4.2 million rentable square feet. Upon completion of these projects, approximately 46% of the Company’s operating portfolio will be LEED certified. Beyond LEED certifications, the Company seeks to advance the resource efficiency and environmental ecosystem of its facilities to produce the most collaborative, innovative, productive, and sustainable work environments for its client tenants. In 2012, the Company engaged third-party consultants to conduct facility energy benchmarking and audits of its sustainability operations to help enhance its facilities and best practices for laboratory space management. Other initiatives have included the implementation of energy optimization projects, eco-friendly transportation, on-site healthy meal choices, fitness centers, and sustainable gardens. The Company’s employees donate their time to many charitable organizations and the Company contributes annually to many worthwhile charitable organizations. Specifically, the Company strives to support leading non-profit organizations in areas that include scientific research and development, local community support, military service support groups, and science education.

Conclusion

              We believe our long-term price performance is an important indicator of the performance of our Company and the named executive officers. An exclusive focus on short-term FFO per share, AFFO per share, and TSR overlooks the importance of improvements in the company’s credit profile and lower cost of capital that will generate higher value for both the Company and its stockholders over both short- and longer-term time horizons. Strategic decisions important to the long-term value of our Company may result in a lower stock price performance in the short term. As noted above, management executed on many long-term strategic objectives that they believe will result in a higher stock price performance in the long term. The accomplishments in 2012 and the years leading up to 2012 included the following:

  •
  Investment-grade credit ratings;

  •
  Stronger balance sheet with lower leverage and cost of capital, stronger coverage ratios, longer maturity profile, and higher balance sheet liquidity;

  •
  Significant recycling of capital from the sales of income-producing and non-income-producing properties with proceeds used to reduce debt and fund investment into Class A properties in urban and or central business district location adjacent to key academic research institutions in each of our core cluster markets;

  •
  Solid and consistent operating performance over many years reflected in solid same property net operating income performance, solid rentable square feet leased each year, occupancy percentage of operating properties averaging 95% as of December 31 each year since 2000, and solid operating margins averaging 73% on average over the past five years;

  •
  Sector leading client tenant base with 47% of the Company’s total annualized base rent from investment-grade client tenants; and

  •
  Significant growth in net operating income from the delivery of significant pre-leased development and redevelopment projects.

              Thus, 2012 was successful in both operating performance and balance sheet management. Furthermore, we are confident that the improvement to our balance sheet leverage and credit profiles, and long-term cost of capital will be instrumental in achieving long-term stockholder value. However, we recognize that often the marketplace has a “prove it” mindset and many of these decisions may initially result in a decrease in the share price. Nevertheless, we are committed to our long-term objectives regardless of any resulting short-term stock price pressure.

              In order to fairly compensate our NEOs for continuing to advance our strategic plan, without the risk of being unduly penalized by the market in the short term, we believe our compensation program should not have an exclusive focus on TSR. Indeed, we believe that doing so could create a disincentive to our NEOs. Our NEOs receive a significant portion of total compensation in the form of at risk equity compensation to further align their interests with shareholders. We are confident that the consistent successful achievement of operational objectives, effective balance sheet management, and other key components of our business will over time translate into increased revenue, cash flows, and FFO. As this occurs, we anticipate that the benefits of the actions we are taking now will therefore be more fully reflected in the trading price of our common stock. Ultimately, the Board of Directors and the Committee believe long-term TSR will validate this link between actions taken today and long-term appreciation in stockholder value.

              D.    Stockholder Engagement after the 2012 Say-on-Pay Vote

              The Company takes input from its stockholders very seriously, and routinely schedules meetings with our full institutional stockholder base. At our May 2012 annual meeting, we held a non-binding stockholder advisory vote to approve the Company’s executive compensation. Of the total votes cast, approximately 80% were voted for the proposal and approximately 20% were voted against the proposal. Building on this overwhelming support from our stockholders for the Company’s compensation program, the Company continued, as in years past, to reach out to stockholders to better understand any concerns regarding the Company’s compensation program, and to further align our compensation program with industry best practice. In addition, the Company sought to identify the concerns of the “hold-outs,” representing less than 20% of the shares entitled to vote on the proposal.

              Following the 2012 say-on-pay vote, we engaged in substantive discussions with many major investors, over a period of several months, to collect feedback on executive compensation. These discussions included consultations between senior management and many investment firms and institutional stockholders. This engagement continued into 2013. Participants from the Company varied and included Mr. Marcus, Dean Shigenaga, our Chief Financial Officer, Richard Jennings, the Chairman of the Committee, other officers and directors, and our investor relations representatives. Most of our stockholders expressed satisfaction with our compensation program, especially the extensive changes made to it in the first part 2012. Still, the Company made several improvements following the vote, including the adoption of an anti-hedging policy, as described more fully below.

              E.    Changes to Executive Compensation Program

Amended and Restated Employment Agreement with our CEO

              After the Company’s 2011 say-on-pay vote, the Company undertook an extensive evaluation of the compensation program and engaged in substantial stockholder outreach. This comprehensive review ultimately resulted in the Committee recommending changes to the Company’s executive compensation program to address the input received from its stockholders. The principal change was the new employment agreement between the Company and Mr. Marcus, which was entered into, after arm’s-length negotiations, in April 2012. It is designed to continue to better align his compensation with the interests of the Company and its stockholders, and to reflect current good governance practices as well as stockholder feedback. The principal differences between the new agreement and Mr. Marcus’s previous employment agreement are summarized below.

Principal Changes to the Employment Agreement of Mr. Marcus
Previous Agreement	New Agreement
Annual incentive bonus based on subjective evaluation by the Committee.	Formulaic annual incentive bonus program for 2012 based on achievement of pre-established corporate goals (60%) and individual performance (40%).
Guaranteed bonus equal to 50% of base salary.	No guaranteed bonus.
Long-term incentives provided solely in the form of time-based restricted stock, which was awarded based on subjective performance reviews.	Two-pronged long-term incentive program for 2012 that includes performance-based restricted stock, which can be earned based on relative and absolute TSR (50%), and time-based restricted stock (50%), which will vest over three years and is awarded based on a subjective performance review.
Initial term of employment of six years, with automatic annual renewals thereafter.	Term of employment of three years, with no automatic renewals.
Section 280G excise tax gross-up upon qualifying termination of employment in connection with a Change of Control.	Eliminated.
Tax gross-up reimbursement of up to $1 million per year upon the vesting of shares of restricted stock as received.	Eliminated. The last such payment was made in 2012 pursuant to Mr. Marcus’s former contract.
Basis for change in control or termination payment equal to annual salary plus most recent bonus.	Basis for change in control or termination payment equal to annual salary plus average bonus over previous three years.

              More specifically, the new employment agreement includes a three-year term, with no automatic renewal thereafter, and a one-year (three-year in connection with a Change in Control) non-competition obligation following termination. The new agreement also includes an option, exercisable by either the Company or Mr. Marcus, for a two-year extension to serve as full-time Executive Chairman. The agreement has a “double-trigger” provision for severance payments associated with qualifying termination of employment scenarios following a change in control. The new employment agreement does not contain provisions for (a) any Section 280G excise tax gross-up payments, (b) gross-up payment upon the vesting of shares of restricted stock, (c) certain payments upon non-renewal of the agreement, (d) automatic cost-of-living salary increases, or (e) any guaranteed bonuses. The agreement also provides for a new cash incentive bonus and long-term equity incentive plan for Mr. Marcus, the key terms of which are described below.

              If the following levels of certain pre-established goals are met, Mr. Marcus’s cash incentive bonus will be based on the following percentages of his base salary: “Threshold” – 75%, “Target” – 150%, and “Maximum” – 225%. Sixty percent of the potential incentive bonus is based on achieving certain corporate performance measures, such as management of balance sheet, growth in net operating income, operating margins relative to peers and leasing activity and quality. The specific goals for each of the enumerated measures will be established by the Committee at the beginning of each fiscal year. The remaining 40% is based on achieving pre-determined individual performance goals as established by the Committee within the first 90 days of the fiscal year. We believe this formulaic approach provides a more certain and identifiable link between Mr. Marcus’s annual cash incentives with Company and individual performance.

              The 2012 Employment Agreement includes a new method for making long-term equity incentive awards for Mr. Marcus. It is designed to (a) further incentivize Mr. Marcus to enhance TSR in terms of both absolute and relative performance, (b) further align the interests of Mr. Marcus and the Company’s stockholders, and (c) provide an additional incentive for Mr. Marcus to remain with the Company. Under the 2012 Employment Agreement, the Chief Executive Officer will have a target annual equity award value of approximately $6.875 million, which may be adjusted up or down based on a subjective review by the Committee of the Company’s performance. Mr. Marcus’s long-term incentives will be provided (a) 50% in time-based restricted stock, (b) 25% in performance-based restricted stock that is based upon absolute TSR, as described in further detail below, and (c) 25% in performance-based restricted stock that is based upon relative TSR, as described in further detail below. The time-based restricted stock grants vest over a three-year period in equal installments. The performance-based components are each evaluated three times, once at the end of each year of the contract, using a one-year TSR. Up to one-third of the total of each component of the performance-based portion of the award available can be awarded at each annual evaluation. Relative TSR is determined using the FTSE NAREIT Equity Office Index. The inclusion of a relative performance measure ensures that the Company must outperform the industry in order for Mr. Marcus to earn the full number of shares awarded.

              The absolute and relative minimum and maximum hurdles under the new equity incentive plan are as follows:

Absolute Component		Relative Component
TSR Performance	% of Annual Award Earned	FTSE NAREIT Equity Office Index Performance	% of Award Earned
6%	33.3%	Index	50%
10%	100%	Index +3%	100%

              These hurdles were selected to give the Company robust growth targets. For example, the Company’s one-year TSR was -3.3% for 2011, and 3.5% for 2012. Therefore, 6% is a minimum hurdle that is not easy to attain. No award would vest for initial performance below the minimum threshold of 6% TSR for the absolute component, and below the minimum threshold of the FTSE NAREIT Equity Office Index for the relative component. For performance above the minimum threshold but less than the maximum, Mr. Marcus’s award will vest based on a sliding scale. For example, if absolute TSR were equal to 9%, Mr. Marcus would receive 83.3% of the maximum award that could be awarded at that evaluation, and if relative TSR were equal to the FTSE NAREIT Equity Office Index plus 2%, then Mr. Marcus would receive 83.3% of the maximum award that could be awarded at that evaluation.

              Additionally, any excess TSR above the maximum threshold for a performance period may be applied to any prior or subsequent performance period, within stated limits, in which the maximum threshold was not reached. This feature encourages Mr. Marcus to focus on long-term growth without penalty for share price fluctuations within a single year that may be the result of short-term actions by the Company for long-term benefit or the result of temporary market volatility. The Committee believes that this feature is likely to benefit the Company and its stockholders by more accurately aligning Mr. Marcus’s compensation with TSR over multi-year periods.

              Mr. Marcus has a unique combination of the skill sets required to lead the Company, including in-depth experience and knowledge of both the real estate industry and the life science industry—skill sets not shared by senior executives at the Company’s industry peers. Additionally, the Company is currently the only company that specializes in high value, Class A assets in urban “brain trust” life science markets. Several existing healthcare REITs have considered entering this market, though none currently has personnel that could replicate Mr. Marcus’s skill set or experience. To discourage any potential entrant into this market from making a more lucrative employment offer, Mr. Marcus received a $5 million restricted stock grant upon execution of his new employment agreement, which will be paid (a) $3 million in time-based restricted stock and (b) $2 million in performance-based restricted stock that is based upon the achievement of certain corporate performance measures. The time-based restricted stock grant vests on an annual basis over the three-year term of the agreement. The performance-based restricted stock grant is evaluated three times, once at the end of each year of the contract, using corporate performance measures set by the Committee at the beginning of each year, including one or more of the following: compounded annual growth rate in normalized FFO per diluted share, compounded annual growth rate on investment in common stock, and a FFO multiple. The specific factors selected by the Committee for 2012 are discussed below in “Allocation of Compensation for NEOs.” Up to one-third of the total performance-based restricted stock grant can be awarded at each annual evaluation. Additionally, Mr. Marcus’s annual base salary for 2012 was increased to $895,000 to bring his base salary more in line with industry peers.

Share Retention and Ownership Guidelines

              We believe that share ownership by our directors and senior officers can help align their interests with our stockholders’ interests. To that end, in April 2012 the Board amended our Corporate Governance Guidelines to increase the share ownership requirements applicable to all of our directors and senior officers.

              Within five years of first becoming subject to these revised guidelines, our senior officers and non-employee directors are required to own shares of our common stock with a value equal to the following multiple of his or her base salary or, in the case of our non-employee directors, his or her annual director’s retainer:

Senior Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director’s Retainer
Chief Executive Officer	6x
Chief Financial Officer, Chief Operating Officer, and Chief Investment Officer	3x
Senior Vice President	1x
Non-Employee Directors	3x

              NEOs must hold 50% of net after-tax shares received from stock option exercises or vesting of restricted stock until ownership requirements are met. Under the guidelines, the Chief Financial Officer will review each director’s and senior officer’s stock ownership levels in January of each year.

              All senior officers and directors will be required to report their ownership status to the Chief Financial Officer on an annual basis. All senior officers are currently in compliance with their applicable requirements. All directors, except for Dr. Freire, who became a director in 2012 and therefore is still in the five-year transition period, are currently in compliance with these requirements.

              Once an individual satisfies the policy, he or she is deemed to continue to satisfy the policy without regard to fluctuation in value of equity interests owned, provided that the individual’s holdings do not decline below the number of shares beneficially owned at the time the stock ownership requirements were met.

Clawbacks

              In April 2012, the Board adopted a clawback policy applicable to NEOs. The policy allows for the recoupment of cash and equity incentives paid to an NEO on the basis of the Company’s performance in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) as a result of actual fraud or willful unlawful misconduct by the NEO. The policy is administered by the Committee.

Anti-Hedging and Anti-Pledging Policies

              In April 2013, the Company enacted an anti-hedging policy applicable to directors, officers, and employees. The policy prohibits directors, officers, and employees from engaging in, among other things, short sales, hedging transaction, or trading in put and call options with respect to the Company’s securities. The Company believes that prohibiting these types of transactions will help ensure that the economic interests of all directors, officers, and employees will not differ from the economic interests of the Company’s stockholders. In addition, the Company has previously adopted anti-pledging policies that prohibit any director, officer, or employee from pledging the Company’s shares as collateral for a loan or holding Company shares in a margin account unless the individual has and maintains a sufficient amount of immediately available cash or securities at all times to prevent a sale of the Company’s shares during a time when such a sale would be prohibited by the Company’s insider trading policy.

              F.    Our Compensation Committee

              The Committee consists of three independent directors, Messrs. Jennings (Chairperson), Atkins, and Klein. The Committee administers the Company’s executive compensation programs and is responsible for reviewing and approving the Company’s compensation policies and the compensation paid to its NEOs and other senior officers. In addition to Mr. Marcus, our NEOs for 2012 were Dean A. Shigenaga, Executive Vice President, Treasurer and Chief Financial Officer; Stephen A. Richardson, Chief Operating Officer and Regional Market Director—San Francisco Bay Area; Peter M. Moglia, Chief Investment Officer; Thomas J. Andrews, Executive Vice President—Regional Market Director—Greater Boston; and Daniel J. Ryan, Executive Vice President—Regional Market Director—San Diego and Strategic Operations.

              The Charter of the Committee reflects these responsibilities, and the Committee and the Board of Directors periodically review and revise the Charter. In 2012, the Committee met two times, and also took action by written consent an additional seven times. In 2012, the Committee retained Pearl Meyer & Partners to serve as its independent executive compensation advisor and to assist in the review of the new compensation arrangement for Mr. Marcus. Pearl Meyer & Partners, a leading provider of compensation consulting services, reports directly to the Committee and does not provide any other services to the Company. Pearl Meyer & Partners advises companies across virtually all industry categories, including leading real estate organizations.

              The Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Pearl Meyer & Partner’s work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer & Partners.

              G.    Our Compensation Philosophy

              We believe that the experience, abilities, and commitment of our NEOs provide the Company with unique skill sets in the business of owning and operating unique, niche real estate for the broad and diverse life science industry, and therefore have been and will continue to be critical to our long-term success, including profitability, growth, and total return to stockholders. In designing each NEO’s total compensation package, the Company includes a significant equity-based component to better align the interests of our NEOs with those of our stockholders. In furtherance of this objective, including consideration of the Company’s overall corporate performance and each NEO’s individual performance, the majority of our total executive compensation program is awarded through a combination of cash incentives and long-term equity grants.

              The Company’s general executive compensation philosophy is that an NEO’s total annual cash compensation should vary with the performance of the Company. Moreover, the Company believes it is imperative that long-term incentives awarded to NEOs should be aligned with the interests of the Company’s stockholders. The primary objectives of the Company’s compensation policies are:

  •
  Creating incentives for management to increase long-term stockholder value;

  •
  Motivating the Company’s NEOs to achieve the Company’s short-term and long-term goals without creating undue risk-taking behavior;

  •
  Establishing Company and individual objectives that promote innovation to achieve the Company’s objectives;

  •
  Rewarding positive results for the Company and its stockholders;

  •
  Encouraging prudent risk management;

  •
  Creating a team-oriented workplace that values diversity and open communications in order to attract, retain, and motivate best-in-class employees; and

  •
  Retaining NEOs whose expertise and experience are critical to the Company’s long-term success and competitiveness.

              H.    Our Compensation-Setting Process

Role of the Compensation Committee

              Consistent with the Company’s policy for performance-based compensation, the Committee considers the Company’s financial and operational performance, individual achievement, and market conditions when determining executive compensation. The Committee used a careful and disciplined approach for determining the NEOs’ compensation for 2012, based on the following general principles:

  •
  Base salary should generally be an important but smaller portion of total compensation;

  •
  Annual cash bonuses should primarily be performance-based;

  •
  At least 50% of total annual compensation should be “at risk” compensation in the form of equity in order to align a significant amount of compensation with the interests of the Company’s stockholders, and should be granted based on achievement of corporate and individual objectives; and

  •
  Each NEO’s total compensation should include an evaluation of the officer’s individual performance, position, tenure, experience, expertise, leadership, management capability, and individual contribution to TSR, as well as the Company’s overall corporate performance.

              Within this framework, the Committee seeks to (a) align both total compensation and the relative amounts of salary, bonus, and long-term stock compensation with those amounts paid by publicly traded office and office/industrial companies (based on a policy of maintaining competitive pay practices), (b) compensate for the Company’s long-term performance relative to that of publicly traded office and office/industrial companies, (c) compensate for each executive’s individual performance, and (d) motivate executives by providing “at risk” compensation, the value of which is ultimately determined based on the future performance of the Company. As previously noted, the Committee adopted formulaic incentive compensation arrangements in 2012 for Mr. Marcus to further strengthen the alignment of his pay and performance.

              Each year the Committee considers corporate and individual performance across several key areas of the Company’s unique business. The following are some areas considered this year by the Committee, along with an assessment of the Company’s performance in these areas:

  •
  Balance Sheet Management – The Company has a solid and flexible balance sheet featuring growth in both up and down markets.

  •
  Execution of Capital Plan – In 2012, the Company incurred almost $600 million related to construction activities while maintaining an almost leverage-neutral year and minimizing the issuance of common equity to $97.9 million.

  •
  Asset Recycling Program – The Company continued to successfully execute its asset recycling program, as the Company focuses on investment in higher-value Class A assets located in urban “brain trust” life science cluster locations.

  •
  Reduction in Long-Term Cost of Capital – In 2012, the Company executed its first offering of investment-grade debt – the issuance of 10-year fixed rate unsecured senior notes payable, which resulted in the extension of debt maturities and a reduction in the Company’s long-term cost of capital.

  •
  Solid Balance Sheet Leverage – The reduction of the Company’s balance sheet leverage and receipt of its investment-grade ratings has generated important long-term value through the ability to efficiently raise cost-effective debt and equity capital, subject to favorable market conditions.

  •
  Solid and Consistent Core Operating Results – The Company achieved consistently high core operating metrics across its leasing performance, same-property net operating income performance, and asset base occupancy percentage.

  •
  Meeting or Exceeding Earnings Guidance Except for Adjustments Appropriate for the Long-Term Value of the Company.

  •
  Strong Operating Margins – The Company consistently operates with strong operating margins, currently approximately 70%.

  •
  Breadth and Depth of Executive and Senior Management – The Company ranks fifth highest in revenue per employee among the 21 REITs included in Citi’s list of office and specialty REITs in its weekly REIT strategy report as of December 31, 2012, and the Company has an extremely strong senior management team.

  •
  Premium Locations – The Company continues to achieve its goal of clustering best-in-class properties in the strongest life sciences geographic sub-markets in locations with the best adjacency to highly innovative institutions.

  •
  Quality Client Tenant Base – 13 of the Company’s top 20 client tenants are investment-grade entities or creditworthy private education or research institutions; 47% of its total annualized base rent is from investment-grade client tenants; and the Company currently has a tenant retention rate of approximately 85%, which is excellent in comparison to its peers.

  •
  Branding and Reputation – The Company is the landlord of choice in the life sciences industry.

  •
  Commitment to Sustainability – The Company strives to improve the workplace environment and reduce our environmental footprint through sustainable, efficient building design and operations. Specifically, the Company has earned LEED certification on several new developments and incorporated sustainable enhancements into existing operating facilities.

  •
  Corporate Giving – The Company’s employees donate their time to many charitable organizations and the Company contributes annually to many charitable organizations. Specifically, the Company strives to support leading non-profit organizations in areas that include scientific research and development, local community support, military service support groups, and science education.

  •
  Investor Relations – Approximately 95% of the Company’s stock is held by high-quality institutional investors. The Committee deems it more beneficial for the Company’s stock to be owned by sophisticated institutional investors who are capable of understanding the complex and unique niche market within which the Company conducts its business.

  •
  Innovation – The Company has created a compelling suite of highly attractive proprietary products, including the Science Hotel® located in Greater Boston and New York City.

              The Committee considered all of these factors, among others, when it unanimously concluded that the total compensation of Mr. Marcus and the Company’s other NEOs is fair, reasonable, and in the best interests of the Company and its stockholders.

Role of the Compensation Consultants

              In 2011, the Company retained FTI Consulting, Inc. (“FTI”) to review the compensation package for Mr. Marcus and recommend changes for 2012 in order to create a fair, reasonable, and balanced compensation program for the Company’s Chief Executive Officer that motivates and rewards for performance while closely aligning the interests of the Chief Executive Officer with those of the Company’s stockholders. FTI also reviewed the Company’s disclosure of various compensation and benefits payable to each NEO upon certain termination events. The Company continued to retain FTI in 2012. FTI’s compensation and corporate governance consulting practice is comprised of experts in both the fields of compensation and real estate and serves as advisors to over 75 public and private real estate companies.

              Additionally, as described above, the Committee retained Pearl Meyer & Partners in 2012 to provide an independent review of the proposed new compensation program for the President and Chief Executive Officer. Pearl Meyer & Partners assisted the Committee in helping to ensure that the proposed new program reinforces key business objectives, strengthens the alignment between pay and performance, and reflects best compensation practices. Pearl Meyer & Partners did not provide any other services to the Committee or Company during 2012.

Role of Named Executive Officers

              Mr. Marcus reviews in depth the performance of the other NEOs with the Committee and makes recommendations to the Committee for its review and final determination. NEOs and the Company’s finance and human resources teams provide market and Company information to the Committee that is used in determining NEO compensation in light of the Company’s performance and individual contributions.

Peer Group Analysis

              With the assistance of the consultants and senior management, the Committee gathers and reviews information about the compensation programs and processes of other publicly traded office and office/industrial companies as an informal “market check” of compensation practices, salary levels, and target incentive levels. In reviewing this information, the Committee focuses on determining whether its compensation decisions are consistent with market practices. From time to time, the Committee may consider the executive compensation and performance of the following peer group of publicly traded office and office/industrial REITs, which may change over time: Boston Properties, Inc., Brandywine Realty Trust, Digital Realty Trust, Inc., Douglas Emmett, Inc., Highwoods Properties, Inc., Parkway Properties, Inc., SL Green Realty Corp., and Vornado Realty Trust. This is the same peer group that the Committee used in determining 2011 compensation for Mr. Marcus and the other NEOs.

Compensation Components

              NEO compensation consists of three principal components: base salary, annual cash incentives, and long-term incentives in the form of restricted stock awards. The Company also offers a pension plan and a deferred compensation plan that are designed to permit deferrals and to provide retirement benefits to executives and other employees of the Company. To inform its judgments regarding the 2012 compensation of the NEOs, the Committee considered, among other factors: (a) a summary of total compensation; (b) each element of current compensation, including benefits; (c) the potential value of all equity awards; and (d) the value of payments and benefits that would be payable upon certain termination events or following a change in control.

              The allocation of compensation across the Company’s compensation elements for 2012 reflects its philosophy of maintaining a strong relationship between performance and pay by delivering the majority of each executive’s compensation in the form of equity incentive compensation, as the ultimate value of such shares is dependent on the value created for stockholders.

Assessment of Individual Performance

              Joel S. Marcus – Chief Executive Officer and President – As Chief Executive Officer and President, Mr. Marcus is responsible for directing the Company to ensure the achievement of revenue and profitability goals, while maximizing the long-term value of the Company and prudently managing risk, liquidity, and balance sheet leverage. In tandem with the Board of Directors, Mr. Marcus formulates the Company’s current and long-term strategy and objectives. Mr. Marcus oversees all corporate functions and represented the Company in relations with its client tenants, analysts, stockholders, and the business and non-business communities. Mr. Marcus’s effective leadership of the Company in 2012 led, among other accomplishments, to the improvement in the credit profile of the Company, receipt of investment-grade issuer ratings from Moody’s Investors Service and Standard and Poor’s, and the raising of over $2.1 billion of debt capital, $124.9 million in capital from the issuance of 6.45% Series E Preferred Stock, and $97.9 million in equity capital from “at the market common stock offerings. Additionally, Mr. Marcus led the Company to solid and steady operating results in 2012. Under Mr. Marcus’s direction, total 2012 revenue was $586.1 million, an increase of approximately $37.8 million, or 7%, compared to 2011, occupancy was 93.4%, growth in cash from same-property net operating income was 3.5%, operating margins were steady at 70%, and rental rates on renewed or re-leased space increased 5.2% on a GAAP basis. Additionally, in 2012, the Company achieved its second-highest level of single-year leasing activity in its history by entering into new leases, or renewing expiring leases, for space aggregating approximately 3.3 million rentable square feet, and significantly increased its operating portfolio from 15.3 million rentable square feet as of December 31, 2011, to 17.1 million rentable square feet as of December 31, 2012, through strategic acquisitions and ground-up development projects. Further, the Company achieved a TSR, assuming reinvestment of dividends, of 518% from its initial public offering in May 1997 through December 31, 2012, one of the real estate industry’s highest total returns during that period. These accomplishments and the Company’s TSR were created in large part by Mr. Marcus’s experience, expertise, leadership, and strategic focus.

              Dean A. Shigenaga – Chief Financial Officer – As Chief Financial Officer, Mr. Shigenaga directed the organization to ensure the attainment of revenue and profitability goals, and participated with the Chief Executive Officer and other NEOs in formulating and executing current and long-term plans, objectives, and policies. Mr. Shigenaga effectively oversaw the Company’s financial functions, including financial plans and policies, accounting practices and procedures, and the Company’s relationship with the financial community. Mr. Shigenaga also participated with the Chief Executive Officer and other NEOs in representing the Company in relations with analysts and stockholders. Mr. Shigenaga also directed the controller, treasury, and tax functions. Under Mr. Shigenaga’s leadership, the Company strengthened its financial position after significantly improving its credit profile. In 2012, the Company executed its strategy and accessed diverse sources of capital strategically important to its long-term capital structure. Specifically, the Company completed $75.1 million of asset sales in 2012, and completed an additional $124 million of asset sales from January 1, 2013, through March 31, 2013; redeemed all $129.6 million of its outstanding 8.375% Series C Preferred Stock; completed an offering of its 6.45% Series E Preferred Stock with net proceeds of $124.9 million; established an “at the market” common stock offering program, and minimized the issuance of common equity to $97.9 million under this program during the year ended December 31, 2012; retired all $84.8 million of its 3.70% Unsecured Senior Convertible Notes; completed its offering of 4.60% unsecured senior notes payable due in 2022 with net proceeds of $544.6 million (which were used to repay certain outstanding variable rate bank debt, including all $250.0 million of its 2012 unsecured senior bank term loan); and closed a secured construction loan with aggregate commitments of $55.0 million. Finally, the Company amended its $1.5 billion unsecured senior line of credit to reduce its interest rate and extend its maturity date to April 2017, assuming the Company exercises its sole right to extend the maturity date twice. In 2012, Mr. Shigenaga acted as an effective and responsive organizational leader in all of the Company’s financial matters, risk management, and internal controls.

              Stephen A. Richardson – Chief Operating Officer and Regional Market Director – San Francisco Bay Area – As Chief Operating Officer, Mr. Richardson was responsible for contributing to and implementing the Company’s current and long-term strategy and objectives, in close coordination with the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, and other NEOs. Mr. Richardson oversaw operational plans and policies throughout the Company’s principal clusters in the United States and China, including matters related to overall regional strategic planning. The coordination of global account planning was integral to fortifying the Company’s leading life science franchise position and expanding its deep network of relationships. These contributions supported the second highest annual leasing activity by leased square-footage in the Company’s history, strengthened its operating portfolio and balance sheet, and facilitated the significant transition of non-income producing assets to income producing assets. Mr. Richardson also represented the Company to client tenants, partners, analysts, stockholders, and important members of the life science community, as well as the broader business community.

              Peter M. Moglia – Chief Investment Officer – As Chief Investment Officer, Mr. Moglia, in tandem with Mr. Marcus and other NEOs, was responsible for working with the Company’s regional leaders to maximize the value of the Company’s individual franchises through the execution of leases for existing space and build-to-suit opportunities, the acquisition of new properties, obtaining secured construction and permanent financing, and the sale of select, non-core assets. Mr. Moglia also oversaw the Company’s real estate underwriting group, which provided computer modeling and market research to support the Company’s acquisition, leasing, secured debt, and development and redevelopment activities. In addition, Mr. Moglia represented the Company at select investor meetings, providing insight into the Company’s strategy for mission-critical activities. During 2012, Mr. Moglia’s efforts contributed to the Company’s second highest annual leasing activity by leased square-footage. As well, in 2012, Mr. Moglia oversaw the strategically important sales of non-core assets, the procurement of joint-venture equity for a major development project, and construction financing for two major projects. Mr. Moglia adds value to the Company by bringing effective leadership, a broad knowledge of real estate underwriting and project level finance, and day-to-day management of our revenue-related activities.

              Thomas J. Andrews, Executive Vice President – Regional Market Director – Greater Boston    As Executive Vice President – Regional Market Director – Greater Boston, Mr. Andrews oversaw the management of the Company’s largest regional franchise, representing 20% of the Company’s rentable square footage and 26% of its annualized base rent as of December 31, 2012. In close coordination with the Company’s other senior executives, Mr. Andrews led a team of real estate professionals in implementing the Company’s strategic directives within the Greater Boston region, including: the marketing and leasing of existing and newly developed or redeveloped space; the permitting, design, and construction of new development and redevelopment projects; the ongoing management of operating properties in the regional asset base; and the selective acquisition and disposition of properties in the region. In 2012, key achievements in the Greater Boston region included: completion of new and renewal leases approximately 925,000 rentable square feet, resulting in a 94.6% year-end occupancy percentage in operating properties and a 91.6% year-end occupancy percentage in operating and redevelopment properties; completion of a joint venture agreement, resulting in an in-substance partial sale of underlying real estate, and commencement of construction of 360 Longwood Avenue, a 37% pre-leased development joint venture project for 414,000 rentable square feet; delivery of a 100% leased portion of 400 Technology Square, a redevelopment project with 212,124 rentable square feet;

and subsequent to December 31, 2012, as a direct result of efforts during 2012, the execution of a lease for 245,123 rentable square feet and commencement of construction of 75/125 Binney Street, a 63% pre-leased development project. In addition to his management activities in the Greater Boston region, Mr. Andrews also represented the Company to client tenants, key members of the life science community, brokers, partners, analysts and investors.

              Daniel J. Ryan, Executive Vice President – Regional Market Director – San Diego and Strategic Operations – As Executive Vice President, Mr. Ryan was responsible for the performance of the San Diego region which, from the period 2010 to 2012, approximately doubled its annual base rent to $88 million, increased its contracted rent by 317%, while increasing the percentage of annual base rent from investment-grade client tenants from 43% to 69%. Mr. Ryan was also responsible for contributing to the Company’s current and long-term strategy and objectives in coordination with the Chief Executive Officer and other NEOs. Mr. Ryan worked closely with the other NEOs and regional directors to initiate the Alexandria Experience and its Work-Style spaces in order to position the regional portfolios and optimize leasing, retention, and long-term stockholder value. Mr. Ryan also participated in development, redevelopment, and major client tenant initiatives, as well as venture financing throughout the Company. These contributions supported the Company’s strong 2012 performance in leasing, occupancy gain, and activation of non-income-producing assets. Mr. Ryan has also actively participated in communicating the Company’s activities and outlook to the investor community, in conjunction with the other NEOs.

              I.    Fulfilling Our Commitment to Pay-for-Performance

The Relationship between CEO Compensation and TSR

              The Company’s commitment to pay-for-performance is reflected in the total compensation paid to Mr. Marcus. The graph below shows, for each year since 2008, both the total compensation for Mr. Marcus and the TSR, assuming reinvestment of all dividends, on a $100 investment in the Company made on January 1, 2008. Total compensation closely tracks TSR because each year a large part of the Chief Executive Officer’s total compensation consists of common equity in the Company, the value of which ultimately depends on the performance of the Company’s common stock. For example, in 2012 over 84% of the Chief Executive Officer’s total compensation took the form of at-risk performance-based compensation. The Committee believes that this type of compensation aligns the long-term interests of the Chief Executive Officer with those of the Company’s stockholders. All of the other NEOs similarly receive a majority of their total compensation in the form of restricted stock grants, in order to further align their interests with those of the Company’s stockholders and enhance retention.

Alexandria Real Estate Equities, Inc.
2008-2012 CEO Pay-for-Performance

              This graph shows a very close correlation between Mr. Marcus’s total compensation and the Company’s TSR in each of the last five years. In addition to this strong historical correlation between Mr. Marcus’s total compensation and TSR, the 2012 Employment Agreement further strengthens the alignment of pay and performance, as vesting provisions for half of the restricted stock grants to Mr. Marcus are tied to our absolute and relative TSR results.

Aligning and Comparing Our Executive Compensation

              While the Company’s TSR has not recently grown as robustly as some of its peers, the Company believes that this is largely due to the Company's decision to upgrade its credit profile and lower its long-term cost of borrowing. This multi-year transformation has been successful, as indicated by the issuance of investment-grade unsecured notes payable in February 2012. Additionally, this initial unsecured note offering represents a significant achievement in the reduction of the Company’s long-term cost of capital and the creation of significant long-term value for the Company and its stockholders. The Board is confident that this transformation has elevated the Company to a stronger financial position and that these results will translate into improved TSR as the effects of the Company’s transformation are recognized.

              The Company still continues to outperform the REIT industry as a whole in terms of long-term shareholder value creation. The following performance graph compares the cumulative total return on the Company’s common stock from the Company’s initial public offering on May 28, 1997 to December 31, 2012, to the cumulative total return of the FTSE NAREIT All Equity REIT Index, the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the Russell 2000 Index, and the S&P 500 Index. The graph assumes that $100 was invested on May 28, 1997, in the Company’s common stock, the FTSE NAREIT All Equity REIT Index, the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the Russell 2000 Index, and the S&P 500 Index, and that all dividends were reinvested. Based on the Company’s performance from May 28, 1997, through December 31,

2012, this $100 investment would have grown to $617.87, representing a total return of 518%. The returns shown on the graph are not necessarily indicative of future performance.

              To the extent permitted under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the performance graph above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information in the graphs be incorporated by reference into any future filing under the 1933 Act or 1934 Act, except to the extent that the Company specifically incorporates the graphs by reference into a filing.

              Additionally, the Company continues to achieve solid operating results and execute on critical balance sheet management initiatives. See “2012 Business Highlights.” Based on the foregoing, including comparisons with the Company’s peers, the Committee has unanimously concluded that Mr. Marcus’s total compensation is fair, reasonable, and in the best interests of the Company and its stockholders. In reaching this conclusion, the Committee gave particular attention to (a) the Company’s performance over the past year and during its nearly 16 years as a public company and (b) Mr. Marcus’s significant contribution to the Company’s continued success in 2012 and over his nearly 16-year tenure, which includes the Company’s entire history as a public company. During that time, the Company has emerged as a unique company, providing a premium-priced, non-commodity product – high-quality, environmentally sustainable real estate, technical infrastructure, and services for the broad and diverse life science industry. Mr. Marcus’s unique combination of skills and experience makes him exceptionally well suited to continue to lead the Company. The Company believes that it is significant that Mr. Marcus has been the Company’s Chief Executive Officer for the entire period, nearly 16 years, since its initial public offering and that this tenure is longer than the tenure of the chief executive officers of all but one other public REIT in the Company’s peer group. The Company competes for executive talent with a large number of real estate investment companies, some of which have significantly larger market capitalization than the Company. We are a specialized company in a highly competitive industry, and the Company’s ability to attract, retain, and reward its NEOs, such as Mr. Marcus and other key employees, is essential to maintaining the Company’s competitive position in its industry.

 Risk Management and Compensation

              The Committee considers potential risks when reviewing and approving compensation programs and has designed the Company’s compensation programs with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through balancing appropriate entrepreneurship and risk taking with the exercise of prudent business judgment. The Committee believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

  •
  The Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting, and other financial, operational, and compliance policies and practices (See “Board of Directors and Executive Officers—Information on Board of Directors and its Committees—The Board’s Role in Risk Oversight” for a discussion of the role of the Board of Directors in the risk oversight process);

  •
  The diversified nature of the Company’s overall real estate asset base and client tenant mix with respect to industries and markets served and geographic footprints;

  •
  Review and approval of corporate objectives by the Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk taking;

  •
  Competitive base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

  •
  Determination of stock awards based on a review of a variety of qualitative factors;

  •
  Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation;

  •
  A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company;

  •
  Meaningful stock ownership guidelines for executive officers and directors; and

  •
  The Company’s clawback policy allowing for the potential recovery of incentive awards paid to an NEO in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) resulting from actual fraud or willful unlawful misconduct by the NEO.

               J.    Allocation of Compensation for NEOs

              The allocation of compensation among salary, cash incentive, equity incentive, and all other compensation for our NEOs for 2012, based on information included in the Summary Compensation Table, was as follows:

Compensation Element	Joel S. Marcus		Dean A. Shigenaga	Stephen A. Richardson	Peter M. Moglia	Thomas J. Andrews	Daniel J. Ryan	NEO Average
Base Salary	$895,000		$330,000	$399,000	$350,000	$395,000	$350,000	14%
Cash Incentive	1,342,500		500,000	395,000	395,000	550,000	395,000	18
Equity Incentive (1)	5,052,022		1,039,800	1,323,360	882,240	1,543,920	1,323,360	57
Other Compensation	1,464,561	(2)	119,278	122,513	114,963	200,806	45,193	11

Total Compensation	$8,754,083		$1,989,078	$2,239,873	$1,742,203	$2,689,726	$2,113,553	100%

(1)
Represents the value of restricted stock awards granted during the year ended December 31, 2012 based upon the closing stock price on the date of grant.

(2)
Includes a tax gross-up payment of $1,000,000 pursuant to his former employment agreement. Mr. Marcus’s current agreement no longer provides for this tax gross-up payment.

              For 2012, Messrs. Marcus, Shigenaga, Richardson, Moglia, Andrews, and Ryan were eligible to receive cash incentive bonuses and restricted stock awards under the Company’s long-term compensation cash and stock-based incentive program adopted by the Committee. Performance-based cash bonuses and restricted stock awards under this program are made pursuant to the Company’s Amended and Restated 1997 Stock Award and Incentive Plan (the “1997 Incentive Plan”), originally approved by the stockholders in 1997, with subsequent amendments approved by the stockholders in 2010.

Base Salary

              The Committee views base salary as the fixed rate of pay for ongoing performance throughout the year that is required to attract, retain, and motivate executives. The base salaries of NEOs are determined in consideration of their position, scope of responsibilities, and personal expertise and experience, and prevailing base salaries. Executives are eligible for periodic increases in their base salary as a result of individual and company performance. The Committee annually reviews the performance of the NEOs, including their leadership, contribution to TSR, management, and stability of operations.

              In 2012, the NEOs received base salary increases ranging from 3.1% to 18.6%. Pursuant to his 2012 Employment Agreement, Mr. Marcus’s base salary was increased to $895,000, or 14.0%, from $785,000, in order to bring his base salary more in line with industry peers. Mr. Shigenaga’s base salary for 2012 was increased to $330,000, or 3.1%, from $320,000, and reflects a cost-of-living adjustment pursuant to his employment agreement. Mr. Richardson’s base salary for 2012 was increased to $399,000, or 11%, from $360,000, as a result of his solid performance in 2011 and in recognition of his additional responsibilities as Chief Operating Officer. Mr. Moglia’s base salary for 2012 was increased to $350,000, or 18.6%, from $295,000, as a result of his solid performance in 2011 and to bring his base salary closer in line with our other NEOs. Mr. Andrews’s base salary for 2012 was increased to $395,000, or 5.3%, from $375,000, as a result of his solid performance in 2011 and in recognition of his management of the Company's largest regional franchise. Mr. Ryan’s base salary for 2012 was increased to $350,000, or 7.7%, from $325,000, as a result of his solid performance in 2011 and to bring his base salary closer in line with our other NEOs.

 Cash Incentive Bonus

              Annual cash incentives for NEOs, if any, are intended to reflect the Committee’s belief that a significant portion of the annual compensation of each NEO should be “at risk,” and therefore contingent upon the performance of the Company, as well as the individual contribution of each NEO.

              In 2011, under his prior employment agreement, Mr. Marcus could receive a bonus equal to 50% of base salary, along with a performance bonus as determined in the sole discretion of the Board of Directors of a minimum of one-half of his annual salary if specified performance target levels were achieved. Under Mr. Marcus’s new employment agreement, there is no guaranteed cash incentive bonus, and 100% of annual incentive award opportunities are tied to achievement of corporate and individual goals. Pursuant to the 2012 Employment Agreement, Mr. Marcus’s target cash bonus was set at $1,342,500, or 150% of his base salary. In deciding the actual amount to be awarded, the Committee considered the corporate achievements discussed above under the heading “2012 Business Highlights” and the individual performance of Mr. Marcus, as discussed above under the heading “Assessment of Individual Performance.” The Committee ultimately decided to award Mr. Marcus a cash bonus of $1,342,500. This bonus of $1,342,500 was less than the final bonus amount earned by Mr. Marcus in 2011. Mr. Marcus’s 2012 cash incentive bonus is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

              The employment agreement for each of Messrs. Shigenaga, Richardson, Moglia, Andrews, and Ryan provides for cash bonuses that are discretionary. We believe that this method, as opposed to a totally formulaic method, provides the Committee with the ability to adjust compensation based on a wide range of factors relating to company and individual performance. For examples of what the Committee reviewed in determining cash bonuses for performance in 2012, see “2012 Business Highlights,” “Our Compensation Setting Process – Role of the Compensation Committee,” and “Assessment of Individual Performance.” When exercising its discretion, the Committee performs a holistic review, and does not assign specific weights to any particular factor. For performance in 2012, the Committee awarded our other NEOs cash incentive bonuses as disclosed in the Summary Compensation Table.

Equity Incentives

              As determined by the Committee from time to time to be appropriate, the Company awards restricted stock as long-term incentives under the 1997 Incentive Plan to motivate, reward, and retain its NEOs and other employees. The Company has not issued stock option awards since 2002. The Committee, which has responsibility for making awards of restricted stock under the Company’s 1997 Incentive Plan, believes that the Company’s long-term interests are best served when NEOs are primarily compensated through stock-based awards. The 1997 Incentive Plan was established to provide the Company’s employees, including the Company’s NEOs, with incentives to further align their interests with those of its stockholders. Restricted stock awards are utilized because their ultimate value depends on the future performance of the Company, providing motivation through variable “at risk” compensation. Restricted stock awards to NEOs are based on a subjective evaluation of individual and Company performance that occurs over a period of one fiscal year or less and generally vest over three years based on continuing service. We believe that this method, as opposed to a totally formulaic method, provides the Committee with the ability to adjust compensation based on a wide range of factors relating to Company and individual performance, the significance of which may change from year to year. When exercising its discretion in making equity incentive awards, the Committee performs a holistic review, and does not assign specific weights to any particular factor.

              Pursuant to Mr. Marcus’s new employment agreement, the target equity incentive was set at $6.875 million by the Committee. After a review of the Company and Mr. Marcus’s performance, the

Committee ultimately awarded him in April 2013 an equity award, for performance in 2012, valued at the target, $6.875 million. For a discussion of what the Committee considered in determining Mr. Marcus’s equity bonuses for performance in 2012, see “2012 Business Highlights,” “Our Compensation Setting Process – Role of the Compensation Committee,” and “Assessment of Individual Performance.” Fifty percent of Mr. Marcus’s restricted stock grants will vest based on performance metrics in 2013 and beyond, as further described above under the heading “Changes to Executive Compensation Program – Amended and Restated Employment Agreement with our CEO.” The remainder vest based on continuing service over a three-year period.

              The employment agreement for each of Messrs. Shigenaga, Richardson, Moglia, Andrews, and Ryan provides for equity bonuses that are discretionary. The Committee has not yet determined the equity incentive awards to be granted in 2013, for performance in 2012, for NEOs other than Mr. Marcus, but will evaluate performance and make its decision over the next several months. For a discussion of what the Committee considers in determining equity bonuses for performance in 2012, see “2012 Business Highlights,” “Our Compensation Setting Process – Role of the Compensation Committee,” and “Assessment of Individual Performance.”

              During restricted periods, the shares may not be sold or transferred and will be subject to forfeiture in the event the officer’s employment with the Company is terminated by the Company for Cause (as defined in the applicable agreement) or, subject to the provisions of the applicable plan document, is terminated by the officer for any reason other than death or disability. These grants are reflected in the Summary Compensation Table and 2012 Grants of Plan-Based Awards Table. See “Executive Compensation Tables and Discussion—Compensation of NEOs for Services Performed in 2012, 2011, and 2010,” “Summary Compensation Table,” and “2012 Grants of Plan-Based Awards Table” for more information.

Section 162(m) Policy

              Section 162(m) of the Code, generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, limited exceptions to Section 162(m) apply with respect to performance-based compensation. The Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements, with a goal of maintaining the tax-efficiency of the Company’s compensation program, consistent with its overall purposes.

Pension Plan

              The Company’s Cash Balance Pension Plan (the “Pension Plan”) is designed to provide eligible employees of the Company, including the NEOs, with benefits upon retirement. The Board of Directors believes it is important to the Company’s attraction and retention objectives to provide a reasonable income replacement for the eligible employees, including NEOs, during retirement.

              Under the Pension Plan, a hypothetical account is established for each participant for recordkeeping purposes. Each year, a participant’s cash balance account is credited with a hypothetical employer contribution and with hypothetical earnings. These amounts are hypothetical because the hypothetical account balance must be converted into an annuity payable at Normal Retirement Age (as defined in the Pension Plan) (“NRA”). This future benefit at NRA can then be converted into a lump-sum benefit. The lump-sum distribution at NRA may be higher or lower, depending on interest rates in effect at that time. Hypothetical earnings are credited at a rate, compounded annually, equal to the rate for 30-year United States Treasury securities for the December preceding the applicable calendar year. The rate was 2.98% for 2012. Benefits under the Pension Plan are vested at all times, are obligations of the Company and are payable in the form of a lump sum or a single or joint and survivor annuity upon retirement, death, disability, other termination of employment, or retirement at or after the age of 62.

              The estimated annual total pension payable under the Pension Plan in the form of a single life annuity to the NEOs is as follows, assuming hypothetical earnings continue to accrue at current rates (2.88% for the 2013 plan year) and the NEOs retire at age 65 for Mr. Marcus and 62 for Messrs. Shigenaga, Richardson, Moglia, Andrews, and Ryan: Mr. Marcus, $162,140, Mr. Shigenaga, $20,867, Mr. Richardson, $18,107, Mr. Moglia, $16,953, Mr. Andrews, $17,473, and Mr. Ryan, $147. See the “Pension Benefits Table” for more information.

Deferred Compensation Plan

              The Company has in place its 2000 Deferred Compensation Plan (the “DC Plan”), which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees.

              Eligibility to participate in the DC Plan is limited to employees of the Company who (a) qualify as accredited investors under the Securities Act of 1933, as amended (the “1933 Act”), (b) fall within a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (c) meet certain other eligibility requirements. Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. During 2012, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants. See “Executive Compensation Tables and Discussion—Deferred Compensation Plan” for additional details.

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

Compensation of Named Executive Officers for Services Performed in 2012, 2011, and 2010

              The following table sets forth the compensation awarded or paid to each of the Company’s named executive officers during 2012, 2011, and 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Joel S. Marcus,	2012	895,000	—	5,052,022	1,342,500(4)	165,340	1,299,221	8,754,083
Chief Executive Officer	2011	785,000	1,505,000	4,885,940	—	75,547	1,296,334	8,547,821
and President	2010	770,000	770,000	5,985,393	—	85,117	1,306,070	8,916,580
Dean A. Shigenaga,	2012	330,000	500,000	1,039,800	—	4,539	114,739	1,989,078
Chief Financial Officer	2011	320,000	680,000	2,195,850	—	4,331	123,955	3,324,136
	2010	315,000	325,000	2,992,696	—	2,062	112,196	3,746,954
Stephen A. Richardson,	2012	399,000	395,000	1,323,360	—	10,757	111,756	2,239,873
Chief Operating Officer &	2011	360,000	395,000	2,387,000	—	6,681	121,050	3,269,731
Regional Market Director – San Francisco Bay Area
Peter M. Moglia,	2012	350,000	395,000	882,240	—	3,416	111,547	1,742,203
Chief Investment Officer	2011	295,000	250,000	735,490	—	2,736	111,047	1,394,273
Thomas J. Andrews,	2012	395,000	550,000	1,543,920	—	81,610	119,196	2,689,726
EVP – Regional Market Director – Greater Boston
Daniel J. Ryan	2012	350,000	395,000	1,323,360	—	1,185	44,008	2,113,553
EVP – Regional Market Director – San Diego & Strategic Operations

(1)
The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding for this purpose the estimate of forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 15 of the Consolidated Financial Statements in the 2012 Form 10-K.

(2)
Amounts for Mr. Marcus consist of $59,880, $75,547, and $63,568, for 2012, 2011, and 2010, respectively, representing the aggregate change in the actuarial present value of Mr. Marcus’s accumulated benefits under the Company’s Pension Plan, and $105,460 and $21,549 for 2012 and 2010, respectively, representing above market or preferential earnings under the DC Plan. In 2011, Mr. Marcus did not recognize above market or preferential earnings under the DC Plan. Amounts for Mr. Shigenaga for each year presented represent the aggregate change in the actuarial present value of Mr. Shigenaga’s accumulated benefits under the Company’s Pension Plan only. Amounts for Mr. Richardson consist of $4,712 and $4,577, for 2012 and 2011, respectively, representing the aggregate change in the actuarial present value of Mr. Richardson’s accumulated benefits under the Company’s Pension Plan, and $6,045 and $2,104 for 2012 and 2011, respectively, representing above market or preferential earnings under the DC Plan. Amounts for Mr. Moglia represent the aggregate change in the actuarial present value of Mr. Moglia’s accumulated benefits under the Company’s Pension Plan only. Amount for Mr. Andrews consists of $4,668 for 2012, representing the aggregate change in the actuarial present value of Mr. Andrews’s accumulated benefits under the Company’s Pension Plan, and $76,942 for 2012, representing above market or preferential earnings under the DC Plan. Amount for Mr. Ryan represent above market or preferential earnings under the DC Plan only.

(3)
The amounts set forth in this column include the Company’s contribution to: (a) named executive officers’ employee accounts under the Company’s 401(k) plan and Pension Plan; (b) the Company’s profit sharing plan and executive profit sharing plan; (c) life insurance premiums; (d) medical premiums; and (e) disability premiums. The Company’s 2012 contribution to the Pension Plan account for Mr. Marcus was $224,885. The Company’s 2012 contribution to the Pension Plan for Messrs. Shigenaga, Richardson, Moglia, and Andrews was $50,000 per officer. The Company’s 2012 contribution to the Pension Plan account for Mr. Ryan was $1,500. The Company’s 2012 contribution to the profit sharing plan account for Messrs. Marcus, Shigenaga, Richardson, Moglia, and Andrews was $33,000 per officer. The Company’s 2012 contribution for the profit sharing plan account for Mr. Ryan was $18,750. The Company paid medical premiums for Mr. Marcus totaling $13,581 during 2012. The Company paid medical premiums for Mr. Andrews totaling $21,406 during 2012. The Company paid medical premiums for Messrs. Shigenaga, Richardson, Moglia, and Ryan totaling $19,137 per officer during 2012. All Other Compensation for Mr. Marcus includes $18,500 in individual life insurance premiums paid by the Company in 2012 and a tax gross-up payment of $1,000,000 pursuant to his former employment agreement. Mr. Marcus’s current agreement no longer provides for this tax gross-up payment.

(4)
Represents cash incentive bonus paid to Mr. Marcus in accordance with his 2012 Employment Agreement. See “Compensation Discussion and Analysis—Allocation of Compensation for NEOs—Cash Incentive Bonus.”

              The following table discloses the number of restricted stock awards granted in 2012 and the grant date fair value of these awards.

2012 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Joel S. Marcus	1/31/12	1,000 (1)	72,410
Joel S. Marcus	2/29/12	1,000 (1)	71,690
Joel S. Marcus	3/31/12	1,000 (1)	73,130
Joel S. Marcus	4/26/12	40,306 (2)	3,008,037
Joel S. Marcus	4/30/12	1,000 (1)	74,920
Joel S. Marcus	5/16/12	8,899 (2)	643,576
Joel S. Marcus	5/31/12	1,000 (1)	68,460
Joel S. Marcus	12/31/12	15,000 (1)	1,039,800
Dean A. Shigenaga	12/31/12	15,000 (1)	1,039,800
Stephen A. Richardson	9/28/12	18,000 (1)	1,323,360
Peter M. Moglia	9/28/12	12,000 (1)	882,240
Thomas J. Andrews	9/28/12	21,000 (1)	1,543,920
Daniel J. Ryan	9/28/12	18,000 (1)	1,323,360

(1)
Represents restricted stock grant related to performance in 2011.

(2)
Represents portion of $5 million restricted stock grant upon execution of Mr. Marcus’s new employment agreement. See discussion on Mr. Marcus’s Amended and Restated Employment Agreement on page 40.

              The stock awards indicated in the table above were granted under the 1997 Incentive Plan. For further information regarding this plan, see “Compensation Discussion and Analysis—Compensation Components—Equity Incentives” above.

Employment Agreements

              The Company has employment agreements with each of Messrs. Marcus, Shigenaga, Richardson, Moglia, Andrews, and Ryan.

              In April 2012, after arm’s-length negotiations, the Company entered into an amended and restated three-year employment agreement with Mr. Marcus, effective retroactive to January 1, 2012. This employment agreement provides for a base salary of $895,000 or such higher amount that the Company may determine. See “Compensation Discussion and Analysis—Changes to Executive Compensation Program—Amended and Restated Employment Agreement with our CEO” for additional information regarding this employment agreement.

              Mr. Shigenaga’s employment agreement provides for at-will employment, a base salary of $320,000 to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for Los Angeles, California, and eligibility to receive discretionary annual bonuses and periodic equity awards.

              Mr. Richardson’s employment agreement provides for at-will employment, a base salary of $360,000 to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for San Francisco, California, and eligibility to receive discretionary annual bonuses and periodic equity awards. The agreement further provides that, in connection with his election to the position of Chief Operating Officer, Mr. Richardson receives 15,000 shares of restricted stock, one third of which will vest on each anniversary of the effective date of the agreement, commencing on October 25, 2012, and ending on October 25, 2014.

              Mr. Moglia’s employment agreement provides for at-will employment, a base salary of $295,000 to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for Los Angeles, California, and eligibility to receive discretionary annual bonuses and periodic equity awards.

              Mr. Andrews’s employment agreement provides for at-will employment, a base salary of $355,000 to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for Boston, Massachusetts, and eligibility to receive discretionary annual bonuses and periodic equity awards.

              Mr. Ryan’s employment agreement provides for an initial three year term ending on September 7, 2013, with automatic one-year extensions thereafter until notice is given by Mr. Ryan or the Company. This employment agreement further provides for a base salary of $300,000 to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for San Diego, California, and eligibility to receive discretionary annual bonuses and periodic equity awards. The agreement further provides that, in connection with his initial employment by the Company, Mr. Ryan receives 15,000 shares of restricted stock, one third of which vests on each anniversary of the effective date of the agreement, commencing on September 7, 2010, and ending on September 7, 2013.

              For a description of the termination provisions in the employment agreements with each of Messrs. Marcus, Shigenaga, Richardson, Moglia, Andrews, and Ryan, see “—Potential Payments Upon Termination or Change in Control.”

 Equity Awards

              The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2012, for the named executive officers. The table also shows unvested stock awards assuming a market value of $69.32 per share (the closing market price of the Company’s Common Stock on December 31, 2012).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)
						Market Value of Shares or Units of Stock That Have Not Vested ($)
					Number of Shares or Units of Stock That Have Not Vested (#)(2)
			Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Joel S. Marcus	N/A	N/A	N/A	N/A	91,026	6,309,922
Dean A. Shigenaga	N/A	N/A	N/A	N/A	39,573	2,743,200
Stephen A. Richardson	N/A	N/A	N/A	N/A	44,666	3,096,247
Peter M. Moglia	N/A	N/A	N/A	N/A	21,333	1,478,804
Thomas J. Andrews	N/A	N/A	N/A	N/A	39,666	2,749,647
Daniel J. Ryan	N/A	N/A	N/A	N/A	33,000	2,287,560

(1)
The Company has not issued stock option awards since 2002. See “Compensation Discussion and Analysis—Allocation of Compensation for NEOs—Equity Incentives” above and Notes 2 and 15 of the Consolidated Financial Statements in the 2012 Form 10-K, for additional information about the Company’s 1997 Incentive Plan.

(2)
Represents restricted stock awards granted pursuant to the 1997 Incentive Plan. Restricted stock awards for Mr. Marcus totaling 52,601, 33,427, and 4,998 will vest in 2013, 2014, and 2015, respectively. Restricted stock awards for Mr. Shigenaga totaling 22,080, 12,495, and 4,998 will vest in 2013, 2014, and 2015, respectively. Restricted stock awards for Mr. Richardson totaling 21,833, 16,833, and 6,000 will vest in 2013, 2014, and 2015, respectively. Restricted stock awards for Mr. Moglia totaling 10,167, 7,166, and 4,000 will vest in 2013, 2014, and 2015, respectively. Restricted stock awards for Mr. Andrews totaling 19,333, 13,333, and 7,000 will vest in 2013, 2014, and 2015, respectively. Restricted stock awards for Mr. Ryan totaling 16,000, 11,000, and 6,000 will vest in 2013, 2014, and 2015, respectively.

              The following table sets forth certain information regarding stock options exercised and vesting of restricted stock awards during 2012 for the named executive officers.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joel S. Marcus	—	—	82,333	5,858,106
Dean A. Shigenaga	—	—	26,664	1,914,594
Stephen A. Richardson	—	—	20,834	1,499,498
Peter M. Moglia	100	7,192	7,833	568,201
Thomas J. Andrews	—	—	18,334	1,324,308
Daniel J. Ryan	—	—	10,000	733,900

(1)
Represents restricted stock awards granted pursuant to the 1997 Incentive Plan.

(2)
The “value realized on vesting” represents the number of shares of stock that vested multiplied by the market price of the Company’s Common Stock on the vesting date.

Pension Plan

              The following table discloses the years of credited service of, the actuarial present value of the accumulated benefits for, and payments during the last fiscal year to each NEO under the Pension Plan. For a more detailed description of the Pension Plan, see “Compensation Discussion and Analysis—Allocation of Compensation for NEOS—Pension Plan.”

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joel S. Marcus	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	19	2,294,117	—
Dean A. Shigenaga	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	12	206,855	—
Stephen A. Richardson	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	13	212,832	—
Peter M. Moglia	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	15	168,060	—
Thomas J. Andrews	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	14	211,299	—
Daniel J. Ryan	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	2	1,500	—

(1)
The present value of the accumulated benefit was calculated by adding (i) the beginning of year value of the hypothetical account balance of each named executive officer’s account under the Pension Plan, plus (ii) the hypothetical employer contributions accrued to such accounts for the year, plus (iii) interest earned on (i) above, which is equal to the rate for 30-year U.S. Treasury securities for the first month preceding the applicable plan year (December).

Deferred Compensation Plan

              The following table discloses contributions, earnings, and balances under the non-qualified deferred compensation plan for each of the named executive officers.

2012 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Joel S. Marcus	233,539	—	269,539	(4)	—	3,035,263
Dean A. Shigenaga	—	—	3	(4)	—	21,816
Stephen A. Richardson	—	—	13,036	(4)	(62,059)	104,024
Peter M. Moglia	—	—	—		—	—
Thomas J. Andrews	175,000	—	154,376	(4)	(120,937)	1,420,214
Daniel J. Ryan	349,519	—	22,297	(4)	(5,556)	533,563

(1)
All contributions in this column are also included as compensation to the named executive officers in the “Salary” and “Bonus” columns of the Summary Compensation Table for 2012.

(2)
Advisory fees paid to the plan administrator have been deducted from aggregate earnings reported in this column.

(3)
The following amounts included in this column have been reported as compensation to the named executive officers in the “Salary” and “Bonus” columns of the Summary Compensation Table for 2011 and 2010 as follows:

	Executive Contributions by Year ($)
Name	2011	2010
Joel S. Marcus	269,426	192,665
Dean A. Shigenaga	—	—
Stephen A. Richardson	60,000	—
Peter M. Moglia	—	—
(4)
Aggregate Earnings reported for Messrs. Marcus, Richardson, Andrews, and Ryan include $105,460; $6,045; $76,942; and $1,185; respectively, representing above-market or preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation” column of the Summary Compensation Table for 2012. None of the Aggregate Earnings reported for Mr. Shigenaga are included in the Summary Compensation Table because they do not represent above-market or preferential earnings.

              The Company has in place its Deferred Compensation (“DC”) Plan, which is an unfunded plan, designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees.

              Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, as amended, (ii) fall within a select group of management or highly compensated employees for purposes of ERISA, and (iii) meet certain other eligibility requirements.

              Under the DC Plan, a participant may elect annually to defer up to 70% of the participant’s salary and up to 100% of the participant’s bonus, provided that the minimum deferral amount of any bonus must be $10,000 and the aggregate minimum deferral amount of any salary and bonus must be $10,000. A participant must make deferral elections during an election period that is prior to the beginning of the plan year in which the related compensation is earned.

              Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. The mutual funds, other publicly traded securities, and certain investments designated by the Company for the deemed investment of participants’ accounts under the DC Plan may change from time to time. Participants may change their investment selections prospectively on a daily basis by contacting the advisor associated with the DC Plan.

              Except with respect to certain VIP Grandfathered Amounts (defined below), a participant may elect to receive amounts deferred under the DC Plan on a date specified by the participant or upon the termination of such participant’s service with the Company. In the event of a participant’s termination of service, all vested amounts in the participant’s account under the DC Plan will be distributed in a lump sum upon such termination (or as soon as administratively feasible thereafter), except that the payment of any such amounts that are attributable to deferrals made on or after January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Non-Grandfathered Amounts”), will be subject to a six-month delay following such termination (other than any termination due to death or disability). In addition, if a change of control (as defined under the DC Plan) occurs prior to any such date specified by the participant for distribution or the participant’s termination of service, payment of any vested 409A Non-Grandfathered Amounts will be made in a lump sum as soon as administratively feasible following the change of control.

              A participant’s account under the DC Plan may include amounts that were initially deferred under the Company’s 2000 Venture Investment Deferred Compensation Plan (“VIP”) prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“VIP Grandfathered Amounts”). Any such vested amounts will be distributed to participants upon the occurrence of certain distribution events related to the investments designated by the Company for the deemed investment of such amounts, except that such amounts will continue to be deferred under the DC Plan if the participant had made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under the DC Plan following a distribution event and the participant has not terminated employment prior to the distribution event.

              With respect to amounts that are attributable to deferrals made under the DC Plan prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Grandfathered Amounts”), other than any VIP Grandfathered Amounts, a participant may elect to receive an early distribution of any such vested amounts if the participant experiences an unforeseeable emergency (as defined in the DC Plan). In addition, a participant may elect to receive an early distribution of any vested 409A Grandfathered Amounts, other than any VIP Grandfathered Amounts, credited to the participant’s account for any reason, provided that the amount distributed will be equal to 90% of the amount elected by the participant and the remaining 10% of the amount elected by the participant will be forfeited by the participant.

              During 2012, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants.

Potential Payments upon Termination or Change in Control

              The discussion and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the named executive officers of the Company under various termination scenarios or a change in control.

Mr. Marcus

              Mr. Marcus’s 2012 Employment Agreement provides that if his employment is terminated by the Company without Cause or by Mr. Marcus for Good Reason (as such terms are defined in the agreement) or is terminated due to Mr. Marcus’s death or disability, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; (iv) any deferred compensation; (v) a pro rata bonus for the portion of the year in which the termination occurs; (vi) a severance payment equal to (1) three times Mr. Marcus’s base salary plus (2) an amount equal to the average bonus paid to Mr. Marcus over the Company’s last three fiscal years preceding the year in which the termination of the employment agreement occurs; (vii) continued participation in the Company’s medical and dental benefit plans for the three-year period (or 18-month period if termination is due to death or disability) following the date of termination, or, if earlier, until Mr. Marcus enrolls in a plan of another employer under which he is entitled to receive such benefits; (viii) payment of full salary in lieu of all accrued but unused vacation; (ix) outplacement services for 180 days following the date of termination (unless termination is due to death or disability); (x) full and immediate vesting of all outstanding and unvested equity or equity-based compensation awards, the vesting of which otherwise depends only upon the passage of time or the satisfaction of individual performance criteria; (xi) if the applicable corporate or other performance goals are ultimately satisfied, the vesting of all awards of equity or equity-based compensation, the vesting of which otherwise depends upon the satisfaction of corporate performance criteria, in an amount equal to (1) the amount of the award multiplied by (2) a fraction (a) the numerator of which is the number of days during the performance period on which Mr. Marcus was employed and (b) the denominator of which is the number of days in the performance period; (xii) exercisability of all outstanding stock options for their full terms; (xiii) for 2012 and thereafter, to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested restricted stock grant in an amount equal to the number of shares of restricted stock awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the number of shares of restricted stock awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (xiv) for 2012 and thereafter, a fully vested restricted stock grant in an amount equal to the number of shares of restricted stock awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the number of shares of restricted stock awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

              If Mr. Marcus is terminated by the Company for Cause or Mr. Marcus terminates his employment other than for Good Reason, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation. In addition, if the termination by Mr. Marcus is on or after attainment of age 69, he shall be entitled to receive the following: (i) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus becomes entitled to such benefits through another employer; (ii) payment of full salary in lieu of all accrued but unused vacation; and (iii) outplacement services for 180 days following the date of termination (unless termination is due to death or disability).

              The 2012 Employment Agreement also provides that, upon a Change in Control (as defined in the agreement) (i) any and all equity or equity-based compensation, the vesting of which depends only upon the passage of time, will vest; (ii) any and all awards of equity or equity-based compensation, the vesting of which depends upon the satisfaction of performance criteria, shall vest in an amount equal to (A) the amount of the award that would have been earned if the target level of performance had been achieved, multiplied by (B) a fraction (x) the numerator of which is the number of days during the performance period on which Mr. Marcus was employed and (y) the denominator of which is the number of days in the performance period, and (iii) any and all options will be exercisable for their full terms.

              Under Mr. Marcus’s previous employment agreement, the Company would absorb any excise tax payment. The 2012 Employment Agreement, however, provides that if payments provided to Mr. Marcus under the employment agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Mr. Marcus is entitled to receive (i) an amount limited so that no portion thereof shall be subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable under the employment agreement reduced by the excise tax imposed by Section 4999 of the Code is greater than the Limited Amount, the amount otherwise payable under the employment agreement.

              The table below reflects the amount of compensation and benefits payable to Mr. Marcus under the 2012 Employment Agreement in the event of: (i) termination by the Company without Cause/termination by Mr. Marcus for Good Reason (including Change in Control); (ii) termination upon death or disability; (iii) a Change in Control (without termination of his employment); and (iv) termination by the Company for Cause/termination by Mr. Marcus other than for Good Reason. The amounts shown in the table below assume that the termination was effective upon December 31, 2012. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Marcus, which are set forth in the “Pension Benefits Table” and “2012 Nonqualified Deferred Compensation Table.” In addition, the table does not include the value of vested restricted stock as of December 31, 2012. Because the payments to be made to Mr. Marcus depend on several factors, the actual amounts to be paid out upon Mr. Marcus’s termination of employment can only be determined at the time of his separation from the Company.

	Termination by the Company Without Cause/Termination by Mr. Marcus for Good Reason (including Change in Control) ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Marcus other than for Good Reason ($)
Cash Severance Payment	$5,730,000	$5,730,000	$—	$—
Pro-Rata Bonus	1,505,000	1,505,000	—	—
Restricted Stock Grants	5,466,413	5,466,413	—	—
Acceleration of Equity Awards (1)	6,309,922	6,309,922	6,309,922	—
Continued Participation in Medical & Dental Benefit Plans	124,008	62,004	—	—
Accrued Vacation	204,731	204,731	—	204,731
Outplacement Services	25,000	—	—	—

Total	$18,057,861	$17,970,857	$6,309,922	$204,731

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $69.32 per share on December 31, 2012, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2012, Mr. Marcus held no unvested stock options.

Mr. Shigenaga

              Mr. Shigenaga’s employment agreement provides that if his employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by Mr. Shigenaga), he will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid bonus earned through his last day of employment. If the agreement terminates upon Mr. Shigenaga’s death or Disability (as defined in the agreement), the Company shall provide Mr. Shigenaga (or his beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary and (ii) accelerated vesting of any unvested equity awards previously granted to Mr. Shigenaga.

              The employment agreement provides that if the Company terminates Mr. Shigenaga’s employment without Cause or Mr. Shigenaga resigns for Good Reason (as defined in the agreement) not in connection with a Change in Control (as defined in the agreement), Mr. Shigenaga is entitled to receive severance generally equal to one year of base salary and a bonus equal to the cash bonus Mr. Shigenaga earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). The agreement further provides that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or Mr. Shigenaga terminates the agreement for Good Reason, Mr. Shigenaga is entitled to receive severance generally equal to two years of his base salary and a bonus equal to two times the cash bonus amount he earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). In any of the foregoing cases, all of Mr. Shigenaga’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Shigenaga will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to Mr. Shigenaga for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to Mr. Shigenaga for the second, third, and fourth years prior to the year in which Mr. Shigenaga’s employment terminates.

              The employment agreement also provides that if the Company terminates Mr. Shigenaga’s employment without Cause, or Mr. Shigenaga terminates his employment for Good Reason, the Company will pay the applicable premiums for Mr. Shigenaga’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

              The table below reflects the amount of compensation and benefits payable to Mr. Shigenaga under his employment agreement and pursuant to the 1997 Incentive Plan in the event of: (i) termination by the Company without Cause on, or within two years following, a Change in Control/termination by Mr. Shigenaga for Good Reason on, or within two years following, a Change in Control; (ii) termination by the Company without Cause/termination by Mr. Shigenaga for Good Reason not in connection with a Change in Control; (iii) termination upon death or disability; (iv) Change in Control without termination; and (v) termination by the Company for Cause/termination by Mr. Shigenaga other than for Good Reason. The amounts shown in the table below assume that the termination was effective as of December 31, 2012. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Shigenaga, which are set forth in the “Pension Benefits Table” and “2012 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock as of December 31, 2012. Because the payments to be made to Mr. Shigenaga depend on several factors, the actual amounts to be paid out upon Mr. Shigenaga’s termination of employment can only be determined at the time of his separation from the Company.

Compensation/Benefit	Termination by the Company Without Cause on, or Within Two Years Following, a Change in Control/ Termination by Mr. Shigenaga for Good Reason on, or Within Two Years Following, a Change in Control ($)	Termination by the Company Without Cause/Termination by Mr. Shigenaga for Good Reason not in Connection with a Change in Control ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Shigenaga other than for Good Reason ($)
Cash Severance Payment	$2,020,000	$1,010,000	$1,010,000	$—	$—
Restricted Stock Grants	2,079,600	2,079,600	2,079,600	—	—
Acceleration of Equity Awards (1)	2,743,200	2,743,200	2,743,200	2,743,200	—
One year of Continued Health Benefits	31,739	31,739	31,739	—	—
Accrued Vacation	40,228	40,228	40,228	—	40,228

Total	$6,914,767	$5,904,767	$5,904,767	$2,743,200	$40,228

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $69.32 per share on December 31, 2012, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2012, Mr. Shigenaga held no unvested stock options.

Mr. Richardson

              Mr. Richardson’s employment agreement provides that if his employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by Mr. Richardson), he will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid bonus earned through his last day of employment. If the agreement terminates upon Mr. Richardson’s death or Disability (as defined in the agreement), the Company shall provide Mr. Richardson (or his beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary and (ii) accelerated vesting of any unvested equity awards previously granted to Mr. Richardson.

              The employment agreement provides that if the Company terminates Mr. Richardson’s employment without Cause or Mr. Richardson resigns for Good Reason (as defined in the agreement) not in connection with a Change in Control (as defined in the agreement), Mr. Richardson is entitled to receive severance generally equal to one year of base salary and a bonus equal to the cash bonus Mr. Richardson earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). The agreement further provides that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or Mr. Richardson terminates the agreement for Good Reason, Mr. Richardson is entitled to receive severance generally equal to two years of his base salary and a bonus equal to two times the cash bonus amount he earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). In any of the foregoing cases, all of Mr. Richardson’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Richardson will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to Mr. Richardson for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to Mr. Richardson for the second, third, and fourth years prior to the year in which Mr. Richardson’s employment terminates.

              The employment agreement also provides that if the Company terminates Mr. Richardson’s employment without Cause, or Mr. Richardson terminates his employment for Good Reason, the Company will pay the applicable premiums for Mr. Richardson’s continued coverage under the Company’s health insurance plans pursuant to the COBRA for up to 12 months after his last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

              The table below reflects the amount of compensation and benefits payable to Mr. Richardson under his employment agreement and pursuant to the 1997 Incentive Plan in the event of: (i) termination by the Company without Cause on, or within two years following, a Change in Control/termination by Mr. Richardson for Good Reason on, or within two years following, a Change in Control; (ii) termination by the Company without Cause/termination by Mr. Richardson for Good Reason not in connection with a Change in Control; (iii) termination upon death or disability; (iv) Change in Control without termination; and (v) termination by the Company for Cause/termination by Mr. Richardson other than for Good Reason. The amounts shown in the table below assume that the termination was effective as of December 31, 2012. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Richardson, which are set forth in the “Pension Benefits Table” and “2012 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock as of December 31, 2012. Because the payments to be made to Mr. Richardson depend on several factors, the actual amounts to be paid out upon Mr. Richardson’s termination of employment can only be determined at the time of his separation from the Company.

Compensation/Benefit	Termination by
the Company
Without Cause
on, or Within
Two Years
Following, a
Change in
Control/
Termination by
Mr. Richardson
for Good Reason
on, or Within
Two Years
Following, a
Change in
	Control ($)	Termination by the Company Without Cause/Termination by Mr. Richardson for Good Reason not in Connection with a Change in Control ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Richardson other than for Good Reason ($)
Cash Severance Payment	$1,588,000	$794,000	$794,000	$—	$—
Restricted Stock Grants	1,213,100	1,213,100	1,213,100	—	—
Acceleration of Equity Awards (1)	3,096,247	3,096,247	3,096,247	3,096,247	—
One year of Continued Health Benefits	28,756	28,756	28,756	—	—
Accrued Vacation	11,897	11,897	11,897	—	11,897

Total	$5,938,000	$5,144,000	$5,144,000	$3,096,247	$11,897

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $69.32 per share on December 31, 2012, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2012, Mr. Richardson held no unvested stock options.

Mr. Moglia

              Mr. Moglia’s employment agreement provides that if his employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by Mr. Moglia), he will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid bonus earned through his last day of employment. If the agreement terminates upon Mr. Moglia’s death or Disability (as defined in the agreement), the Company shall provide Mr. Moglia (or his beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary and (ii) accelerated vesting of any unvested equity awards previously granted to Mr. Moglia.

              The employment agreement provides that if the Company terminates Mr. Moglia’s employment without Cause or Mr. Moglia resigns for Good Reason (as defined in the agreement) not in connection with a Change in Control (as defined in the agreement), Mr. Moglia is entitled to receive severance generally equal to one year of base salary and a bonus equal to the cash bonus Mr. Moglia earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). The agreement further provides that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or Mr. Moglia terminates the agreement for Good Reason, Mr. Moglia is entitled to receive severance generally equal to one and one-half years of his base salary and a bonus equal to one and one-half times the cash bonus amount he earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). In any of the foregoing cases, all of Mr. Moglia’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Moglia will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to Mr. Moglia for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to Mr. Moglia for the second, third, and fourth years prior to the year in which Mr. Moglia’s employment terminates.

              The employment agreement also provides that if the Company terminates Mr. Moglia’s employment without Cause, or Mr. Moglia terminates his employment for Good Reason, the Company will pay the applicable premiums for Mr. Moglia’s continued coverage under the Company’s health insurance plans pursuant to the COBRA for up to 12 months after his last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

              The table below reflects the amount of compensation and benefits payable to Mr. Moglia under his employment agreement and pursuant to the 1997 Incentive Plan in the event of: (i) termination by the Company without Cause on, or within two years following, a Change in Control/termination by Mr. Moglia for Good Reason on, or within two years following, a Change in Control; (ii) termination by the Company without Cause/termination by Mr. Moglia for Good Reason not in connection with a Change in Control; (iii) termination upon death or disability; (iv) Change in Control without termination; and (v) termination by the Company for Cause/termination by Mr. Moglia other than for Good Reason. The amounts shown in the table below assume that the termination was effective as of December 31, 2012. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Moglia, which are set forth in the “Pension Benefits Table” and “2012 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock as of December 31, 2012. Because the payments to be made to Mr. Moglia depend on several factors, the actual amounts to be paid out upon Mr. Moglia’s termination of employment can only be determined at the time of his separation from the Company.

Compensation/Benefit	Termination by the Company Without Cause on, or Within Two Years Following, a Change in Control/ Termination by Mr. Moglia for Good Reason on, or Within Two Years Following, a Change in Control ($)	Termination by the Company Without Cause/Termination by Mr. Moglia for Good Reason not in Connection with a Change in Control ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Moglia other than for Good Reason ($)
Cash Severance Payment	$900,000	$600,000	$600,000	$—	$—
Restricted Stock Grants	658,540	658,540	658,540	—	—
Acceleration of Equity Awards (1)	1,478,804	1,478,804	1,478,804	1,478,804	—
One year of Continued Health Benefits	28,756	28,756	28,756	—	—
Accrued Vacation	51,154	51,154	51,154	—	51,514

Total	$3,117,254	$2,817,254	$2,817,254	$1,478,804	$51,514

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $69.32 per share on December 31, 2012, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2012, Mr. Moglia held no unvested stock options.

Mr. Andrews

              Mr. Andrews’s employment agreement provides that if his employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by Mr. Andrews), he will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid bonus earned through his last day of employment. If the agreement terminates upon Mr. Andrews’s death or Disability (as defined in the agreement), the Company shall provide Mr. Andrews (or his beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary and (ii) accelerated vesting of any unvested equity awards previously granted to Mr. Andrews.

              The employment agreement provides that if the Company terminates Mr. Andrews’s employment without Cause or Mr. Andrews resigns for Good Reason (as defined in the agreement) not in connection with a Change in Control (as defined in the agreement), Mr. Andrews is entitled to receive severance generally equal to one year of base salary and a bonus equal to the cash bonus Mr. Andrews earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). The agreement further provides that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or Mr. Andrews terminates the agreement for Good Reason, Mr. Andrews is entitled to receive severance generally equal to two years of his base salary and a bonus equal to two times the cash bonus amount he earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). In any of the foregoing cases, all of Mr. Andrews’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Andrews will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to Mr. Andrews for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to Mr. Andrews for the second, third, and fourth years prior to the year in which Mr. Andrews’s employment terminates.

              The employment agreement also provides that if the Company terminates Mr. Andrews’s employment without Cause, or Mr. Andrews terminates his employment for Good Reason, the Company will pay the applicable premiums for Mr. Andrews’s continued coverage under the Company’s health insurance plans pursuant to the COBRA for up to 12 months after his last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

              The table below reflects the amount of compensation and benefits payable to Mr. Andrews under his employment agreement and pursuant to the 1997 Incentive Plan in the event of: (i) termination by the Company without Cause on, or within two years following, a Change in Control/termination by Mr. Andrews for Good Reason on, or within two years following, a Change in Control; (ii) termination by the Company without Cause/termination by Mr. Andrews for Good Reason not in connection with a Change in Control; (iii) termination upon death or disability; (iv) Change in Control without termination; and (v) termination by the Company for Cause/termination by Mr. Andrews other than for Good Reason. The amounts shown in the table below assume that the termination was effective as of December 31, 2012. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Andrews, which are set forth in the “Pension Benefits Table” and “2012 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock as of December 31, 2012. Because the payments to be made to Mr. Andrews depend on several factors, the actual amounts to be paid out upon

Mr. Andrews’s termination of employment can only be determined at the time of his separation from the Company.

Compensation/Benefit	Termination by the Company Without Cause on, or Within Two Years Following, a Change in Control/ Termination by Mr. Andrews for Good Reason on, or Within Two Years Following, a Change in Control ($)	Termination by the Company Without Cause/Termination by Mr. Andrews for Good Reason not in Connection with a Change in Control ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Andrews other than for Good Reason ($)
Cash Severance Payment	$1,790,000	$895,000	$895,000	$—	$—
Restricted Stock Grants	1,317,080	1,317,080	1,317,080	—	—
Acceleration of Equity Awards (1)	2,749,647	2,749,647	2,749,647	2,749,647	—
One year of Continued Health Benefits	36,196	36,196	36,196	—	—
Accrued Vacation	20,107	20,107	20,107	—	20,107

Total	$5,913,030	$5,018,030	$5,018,030	$2,749,647	$20,107

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $69.32 per share on December 31, 2012, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2012, Mr. Andrews held no unvested stock options.

Mr. Ryan

              Mr. Ryan’s employment agreement provides that if his employment is terminated for any reason (including termination due to non-renewal at the end of the term, by the Company for Cause (as defined in the agreement) or resignation by Mr. Ryan), he will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid bonus earned through his last day of employment. If the agreement terminates upon Mr. Ryan’s death or Disability (as defined in the agreement), the Company shall provide Mr. Ryan (or his beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary and (ii) accelerated vesting of any unvested equity awards previously granted to Mr. Ryan. If the agreement terminates due to a non-renewal by the Company, the Company shall provide Mr. Ryan the payments described in the first sentence of this paragraph, accelerated vesting of certain unvested equity awards previously granted to Mr. Ryan and, if such non-renewal is on or following a Change in Control (as defined in the agreement), a severance payment equal to one year of base salary.

              The employment agreement provides that if the Company terminates Mr. Ryan’s employment without Cause or Mr. Ryan resigns for Good Reason (as defined in the agreement) during the term of the agreement and not in connection with a Change in Control, Mr. Ryan is entitled to receive severance generally equal to one year of base salary and a bonus equal to the cash bonus Mr. Ryan earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). The agreement further provides that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or Mr. Ryan terminates the agreement for Good Reason, during the term of the agreement, Mr. Ryan is entitled to receive severance generally equal to one and one-half years of his base salary and a bonus equal to one and one-half times the cash bonus amount he earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). In any of the foregoing cases, all of Mr. Ryan’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Ryan will receive a grant of restricted stock (on a fully vested basis) equal to the shares of restricted stock that the Company had determined to grant to Mr. Ryan for the prior year, but had not yet granted as of termination or, if such grant has not been determined prior to termination, the average number of shares of restricted stock granted to Mr. Ryan for the two fiscal years prior to the year in which Mr. Ryan’s employment terminates.

              The employment agreement also provides that if the Company terminates Mr. Ryan’s employment without Cause, or Mr. Ryan terminates his employment for Good Reason, the Company will pay the applicable premiums for Mr. Ryan’s continued coverage under the Company’s health insurance plans pursuant to the COBRA for up to 12 months after his last day of employment with the Company.

              The table below reflects the amount of compensation and benefits payable to Mr. Ryan under his employment agreement and pursuant to the 1997 Incentive Plan in the event of: (i) termination by the Company without Cause on, or within two years following, a Change in Control/termination by Mr. Ryan for Good Reason on, or within two years following, a Change in Control; (ii) termination by the Company without Cause/termination by Mr. Ryan for Good Reason not in connection with a Change in Control; (iii) termination upon death or disability; (iv) Change in Control without termination; and (v) termination by the Company for Cause/termination by Mr. Ryan other than for Good Reason. The amounts shown in the table below assume that the termination was effective as of December 31, 2012. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Ryan, which are set forth in the “Pension Benefits Table” and “2012 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock as of December 31, 2012. Because the payments to be made to Mr. Ryan depend on several factors, the actual amounts to be paid out upon Mr. Ryan’s termination of employment can only be determined at the time of his separation from the Company.

Compensation/Benefit	Termination by the Company Without Cause on, or Within Two Years Following, a Change in Control/ Termination by Mr. Ryan for Good Reason on, or Within Two Years Following, a Change in Control ($)	Termination by the Company Without Cause/Termination by Mr. Ryan for Good Reason not in Connection with a Change in Control ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Ryan other than for Good Reason ($)	Non-Renewal by Company Not in Connection with Change in Control ($)	Non-Renewal by Company in Connection with Change in Control ($)
Cash Severance Payment	$1,800,000	$1,200,000	$1,200,000	$—	$—	$—	$395,000
Restricted Stock Grants	—	—	—	—	—	—	—
Acceleration of Equity Awards (1)	2,287,560	2,287,560	2,287,560	2,287,560	—	1,109,120	1,109,120
One year of Continued Health Benefits	23,758	23,758	23,758	—	—	—	—
Accrued Vacation	—	—	—	—	—	—	—

Total	$4,111,318	$3,511,318	$3,511,318	$2,287,560	$—	$1,109,120	$1,504,120

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $69.32 per share on December 31, 2012, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2012, Mr. Ryan held no unvested stock options.

DIRECTOR COMPENSATION

2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Joel S. Marcus (2)	—	—	—	—
James H. Richardson (3)	20,563	86,650	100,471	207,684
Richard B. Jennings	204,000	110,011	—	314,011
John L. Atkins, III	126,368	110,011	—	236,379
Maria C. Freire	80,626	110,011	—	190,637
Richard H. Klein	154,000	110,011	—	264,011
Martin A. Simonetti	128,000	110,011	—	238,011
Alan G. Walton (4)	51,885	—	—	51,885

(1)
The dollar value of restricted stock awards set forth in this column is equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures. On December 31, 2012, each independent director was granted restricted stock under the 1997 Incentive Plan as compensation for their services as directors for 2013. As of December 31, 2012, Messrs. Jennings, Atkins, Klein, and Simonetti held 3,858 aggregate shares of unvested restricted stock awards, per independent director. As of December 31, 2012, Dr. Freire held 2,587 aggregate shares of unvested restricted stock awards. In addition, as of December 31, 2012, Mr. Jennings held 19,471 phantom stock units of the Company’s Deferred Compensation Plan for Directors.

(2)
Joel S. Marcus, the Company’s Chief Executive Officer was an employee of the Company in 2012 and thus received no compensation for his services as director. The compensation received by Mr. Marcus as an NEO of the Company is shown in the Summary Compensation Table.

(3)
James H. Richardson, a senior management consultant to the Company, received compensation aggregating $207,684 for services provided to the Company in 2012, consisting of $20,563 for services relating to his duties as a director and $187,121 for non-director related consulting services. The $187,121 for non-director related consulting services is comprised of $86,650 of restricted stock awarded on December 31, 2012 (which amount is equal to the aggregate grant date fair value computed in accordance with FASB ASB Topic 718, disregarding for this purpose the estimate of forfeitures) and $100,471 of cash payments (which amount includes reimbursement of health care insurance premiums). Mr. Richardson did not receive fees or restricted stock awards provided to independent directors. As of December 31, 2012, Mr. Richardson held 2,916 shares of unvested restricted stock awards and no option awards.

(4)
Dr. Walton did not stand for reelection at the Company’s 2012 Annual Meeting and is no longer a director of the Company. As of December 31, 2012, Dr. Walton held no shares of unvested restricted stock awards.

              In 2012, the Company paid each independent director an annual fee of $110,000. Directors who chaired committees received the following additional annual fees: Lead Director, $50,000; Audit Committee Chairperson, $30,000; Compensation Committee Chairperson, $20,000; and Nominating & Governance Committee Chairperson, $15,000. In addition, the non-chairperson members of the following committees received the following additional annual fees: Audit Committee non-chairperson member, $12,000; Compensation Committee non-chairperson member, $8,000; Nominating & Governance Committee non-chairperson member, $6,000; and Pricing Committee non-chairperson member, $6,000.

              Independent directors are also eligible to receive restricted stock awards under the 1997 Incentive Plan equal to a fixed dollar amount of $110,000 based on the Company’s closing stock price as of the grant date as compensation for their services as directors. These restricted stock awards generally will vest over a period of three years.

              The Company’s Deferred Compensation Plan for Directors (the “Directors DC Plan”) established in December 2001 permits non-employee directors to elect to defer receipt of their annual compensation, meeting fees, and restricted stock awards.

              Non-employee directors are required to own shares of the Company’s common stock worth three times the cash portion of their annual directors’ retainer.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table provides information regarding the beneficial ownership of Common Stock as of April 12, 2013, by (1) each of the Company’s directors, (2) each of the named executive officers, (3) all directors and named executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company’s directors, named executive officers and principal stockholders. Except as otherwise indicated, the Company believes, based on such information, that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

	Number of Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent
Named Executive Officers and Directors
Joel S. Marcus (3)	441,853	*
Dean A. Shigenaga	65,599	*
Stephen A. Richardson	58,507	*
Peter M. Moglia	30,166	*
Thomas J. Andrews	81,500	*
Daniel J. Ryan	33,000	*
Richard B. Jennings (4)	18,262	*
John L. Atkins, III	12,929	*
Maria C. Freire	2,587	*
Richard H. Klein	4,879	*
James H. Richardson (5)	126,250	*
Martin A. Simonetti	9,779	*
Named executive officers and directors as a group (twelve persons) (6)	894,019	1.40%
Five Percent Shareholders
The Vanguard Group, Inc. (7)	7,208,496	11.31%
BlackRock, Inc. (8)	5,458,062	8.56%
Stichting Pensioenfonds ABP (9)	5,213,525	8.18%
Cohen & Steers, Inc. (10)	3,540,216	5.55%

*
less than 1%.

(1)
Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 12, 2013. Percentage ownership is based on 63,742,237 shares of Common Stock outstanding on April 12, 2013.

(2)
Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 385 E. Colorado Boulevard, Suite 299, Pasadena, California 91101.

(3)
Includes 441,853 shares held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee.

(4)
Mr. Jennings’s beneficially owned 18,262 shares which included 12,479 shares of common stock and 5,783 shares which may be acquired by Mr. Jennings within 60 days after April 12, 2013, upon settlement of phantom stock units credited to Mr. Jennings under the Deferred Compensation Plan for Directors. As of December 31, 2012, Mr. Jennings held 19,471 phantom stock units of the Company’s Deferred Compensation Plan for Directors, including the 5,783 that have been included in the beneficially owned shares above.

(5)
Includes 126,250 shares held by the 2006 Restatement of the Richardson Family Trust, of which Mr. Richardson is the trustee.

(6)
See notes (1) through (5) above.

(7)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 21, 2013, by the Vanguard Group, Inc. (“Vanguard”). Address: 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. According to the Schedule 13G/A, Vanguard has sole and shared voting power over 140,831 and 47,670 shares, respectively. Vanguard has sole and shared dispositive power over 7,104,725 and 103,771 shares, respectively. The Vanguard Specialized Funds-Vanguard REIT Index Fund (the “Vanguard REIT Index Fund”), also filed a Schedule 13G/A with the Securities and Exchange Commission on January 30, 2013, reporting beneficial ownership of 4,155,574 shares and that it has sole voting power over those shares. According to the Schedule 13G/A filed by the Vanguard REIT Index Fund, the address of Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has confirmed that the 4,155,574 shares reported as beneficially owned by the Vanguard REIT Index Fund as of December 31, 2012, in its Schedule 13G/A are included in the 7,208,496 shares reported as beneficially owned by Vanguard in its Schedule 13G/A.

(8)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2013, by BlackRock, Inc. Address: 40 East 52nd Street, New York, New York, 10022. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power and sole dispositive power with respect to all 5,458,062 shares.

(9)
Derived solely from information contained in a Schedule 13G filed by Stichting Pensioenfonds ABP with the Securities and Exchange Commission on February 12, 2013, and a Schedule 13G filed by APG Asset Management US Inc. with the Securities and Exchange Commission on February 12, 2013. The address of APG Asset Management US Inc. is 666 Third Avenue, New York, NY 10017. The Schedule 13G filed by Stichting Pensioenfonds ABP states that Stichting Pensioenfonds ABP has sole voting and dispositive power over 5,213,525 shares. The Schedule 13G filed by APG Asset Management US Inc. states that each of APG Asset Management US Inc., APG Group, and APG All Pensions Group NV has sole voting and dispositive power over all such shares.

(10)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013, Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A., collectively, may be deemed to beneficially own an aggregate of 3,540,216 shares. The business address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The business address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and beneficial owners of more than 10% of any class of equity securities of the Company to file reports of their ownership of, and changes in that ownership, with the Securities and Exchange Commission, the New York Stock Exchange and the Company. Based solely on the

Company’s review of copies of such forms received by it and written representations from certain reporting persons, the Company believes that all such Securities and Exchange Commission filing requirements were timely met.

PROPOSAL NUMBER TWO—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

              The Audit Committee has appointed Ernst & Young LLP to be the Company’s independent registered public accountants for the year ending December 31, 2013. Ernst & Young LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

              Before appointing Ernst & Young LLP, the Audit Committee carefully considered Ernst & Young LLP’s qualifications, including the firm’s performance as independent registered public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with that firm’s independence from the Company.

              Stockholders will be asked at the annual meeting to consider and vote upon the ratification of the appointment of Ernst & Young LLP. If the stockholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the year 2013 if it concludes that such a change would be in the best interests of the Company. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Ernst & Young LLP.

Fees Billed by Independent Registered Public Accountants

              The Securities and Exchange Commission requires disclosure of the fees billed by the Company’s independent registered public accountants for certain services. All audit and non-audit services were pre-approved by the Audit Committee. The following table sets forth the aggregate fees billed by Ernst & Young LLP during the fiscal years ended December 31, 2012 and 2011:

	2012	2011
Fees Billed:
Audit Fees	$1,070,000	$844,000
Audit-Related Fees	—	—
Tax Fees	738,000	717,000
All Other Fees	3,000	3,000

Total	$1,811,000	$1,564,000

              Audit Fees include amounts billed to the Company related to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly financial statements, and other services provided in connection with statutory and regulatory filings, including audit fees for 2012 related to our 4.60% unsecured senior notes payable due in 2022 offering, our 6.45% Series E Preferred Stock offering, our “at the market” common stock offering program, and additional work related to the Company’s implementation of a new accounting and property management software.

              Tax Fees in 2012 and 2011 represent tax return preparation and compliance services (including cost segregation studies).

              All Other Fees include amounts billed to the Company related to the fees for Ernst & Young LLP’s on-line technical research database tools.

Audit Committee Pre-Approval Policy

              The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Ernst & Young LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its pre-approval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote and Board of Directors Recommendation

              The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013.

              The Board of Directors unanimously recommends a vote FOR Proposal Number Two.

 PROPOSAL NUMBER THREE—NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

              The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

              As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our NEOs with those of our stockholders, we believe that each NEO’s total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to NEOs should be aligned with the interests of the Company’s stockholders. Specifically, the primary objectives of our compensation policies are as follows:

  •
  Creating incentives for management to increase long-term stockholder value;

  •
  Motivating the Company’s NEOs to achieve the Company’s short-term and long-term goals without creating undue risk-taking behavior;

  •
  Establishing Company and individual objectives that promote innovation to achieve the Company’s objectives;

  •
  Rewarding positive results for the Company and its stockholders;

  •
  Prudent risk management;

  •
  Creating a team-oriented workplace that values diversity and open communications in order to attract and retain best-in-class employees; and

  •
  Retaining NEOs whose expertise and experience are critical to the Company’s long-term success and competitiveness.

              This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee. However, both the Board of Directors and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Board of Directors and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

              The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to adopt the following resolution, which will be presented at the Annual Meeting:

    “RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED by the stockholders of the Company.”

              The Board of Directors unanimously recommends a vote under Proposal Number Three FOR adoption of this resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

 ANNUAL REPORT ON FORM 10-K AND FINANCIAL STATEMENTS AND
COMMITTEE AND CORPORATE GOVERNANCE MATERIALS OF THE COMPANY

              Copies of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012, including the Company’s consolidated financial statements and schedules, will be mailed to interested stockholders, without charge, upon written request. Exhibits to the 2012 Form 10-K will be provided upon written request and payment to the Company for the cost of preparing and distributing those materials. Written requests should be sent to Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101, Attention: Investor Relations. The current charters of the Board of Director’s Audit, Compensation, and Nominating & Governance Committees, along with the Company’s Corporate Governance Guidelines and Business Integrity Policy and Procedures for Reporting Non-Compliance (“Business Integrity Policy”), are available on the Company’s website at www.are.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON
MONDAY, MAY 20, 2013

              The Notice of Annual Meeting of Stockholders and the Proxy Statement, the Form of Proxy Card, the Company’s 2012 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person are available at www.are.com/proxy.

 CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

              The Company’s Corporate Governance Guidelines, which include guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director and executive officer stock ownership guidelines, are posted on the Company’s website at www.are.com. As described above under “Board of Directors and Executive Officers—Director Independence,” the Board of Directors has determined that the following five directors satisfy the New York Stock Exchange listing standards’ independence requirements: Messrs. Jennings, Atkins, Klein, and Simonetti, and Dr. Freire.

              The Company has adopted a Business Integrity Policy that applies to all directors, officers, and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules and New York Stock Exchange listing standards requiring a code of ethics for a company’s directors, officers and employees. A copy of the Company’s Business Integrity Policy is posted on the Company’s website at www.are.com. The Company intends to report any amendments to, or waivers from, the policy that applies to its Chief Executive Officer and Chief Financial Officer by posting such information on its corporate website in accordance with applicable rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange.

STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2014 ANNUAL MEETING

              Stockholder proposals that are intended to be presented at the Company’s 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than December 20, 2013, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Stockholder proposals and stockholder nominations for election to the Board of Directors must comply with the advance notice and other requirements set forth in the Company’s Bylaws to be eligible to be presented at an annual meeting. These requirements currently include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the annual meeting is advanced or delayed more than 30 days from that of the first anniversary of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of this year’s Proxy Statement (or between November 20, 2013, and 5:00 p.m., Pacific Time, on December 20, 2013, based on the date of this year’s Proxy Statement of April 19, 2013).

COMMUNICATING WITH THE BOARD

              The Board of Directors has designated Richard B. Jennings, the Lead Director of the Board of Directors, as the contact person for communications between the Company’s stockholders and other interested parties, on the one hand, and the Board of Directors or the independent directors as a group, on the other hand. Stockholders and other parties interested in communicating with the Board of Directors or with the independent directors of the Company may do so by writing to Richard B. Jennings, Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101.

OTHER INFORMATION

              Proxy authorizations submitted via telephone or the Internet must be received by 11:59 p.m. (Eastern Time) on May 19, 2013. To authorize a proxy via telephone or the Internet, please read the instructions on the enclosed proxy card. Costs associated with electronic access, such as from access providers or telephone companies, will be borne by the stockholder.

 OTHER MATTERS

              The Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournments or postponements thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named in the proxy cards.

By Order of the Board of Directors

Jennifer J. Pappas Secretary

Pasadena, California
April 19, 2013

ANNUAL MEETING OF STOCKHOLDERS  OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

May 20, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

 THE STOCKHOLDERS MEETING TO BE HELD ON MONDAY, MAY 20, 2013.

The Notice of Annual Meeting of Stockholders and the Proxy Statement, the Form of Proxy Card,

the Company’s 2012 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person are available at www.are.com/proxy.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20730300000000001000 8	052013

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors:				FOR	AGAINST	ABSTAIN
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: O Joel S. Marcus O Richard B. Jennings O John L. Atkins, III	2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	O Maria C. Freire O Richard H. Klein O James H. Richardson O Martin A. Simonetti	3. To cast a non-binding, advisory vote on a resolution to approve the compensation of the Company’s named executive officers.	☐	☐	☐

4.     To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.

			CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

May 20, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions.  Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDERS MEETING TO BE HELD ON MONDAY, MAY 20, 2013.

The Notice of Annual Meeting of Stockholders and the Proxy Statement, the Form of Proxy Card, the Company’s 2012 Annual Report to

Stockholders, and directions on how to attend

the annual meeting and vote in person, are available at www.are.com/proxy.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730300000000001000 8	052013

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:				FOR	AGAINST	ABSTAIN
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: O Joel S. Marcus O Richard B. Jennings O John L. Atkins, III	2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	O Maria C. Freire O Richard H. Klein O James H. Richardson O Martin A. Simonetti	3. To cast a non-binding, advisory vote on a resolution to approve the compensation of the Company’s named executive officers.	☐	☐	☐

4.     To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING ☐ IN PERSON

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.